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DAL-TILE INTERNATIONAL INC.,
as Holdings
DAL-TILE GROUP INC.,
as the Borrower

$325,000,000
AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT
October 26, 2001

CREDIT LYONNAIS NEW YORK BRANCH,
FIRST UNION NATIONAL BANK and
MIZUHO FINANCIAL GROUP
 as Co-Documentation Agents
BANK OF AMERICA, N.A.
as Syndication Agent
THE CHASE MANHATTAN BANK
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Advisor, Lead Arranger and Bookrunner

TABLE OF CONTENTS

SECTION 1 .	DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional Provisions; Financial Calculations
SECTION 2 .	AMOUNT AND TERMS OF TERM LOAN COMMITMENTS
2.1	Term Loans
2.2	Procedure for Term Loan Borrowing
2.3	Repayment of Term Loans
2.4	Evidence of Term Loan Debt
SECTION 3 .	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
3.1	Revolving Credit Commitments
3.2	Procedure for Revolving Credit Borrowing
3.3	Commitment Fee
3.4	Termination or Reduction of Commitments
3.5	Repayment of Revolving Credit Loans; Evidence of Debt
3.6	Swing Line Commitment
3.7	Repayment of Swing Line Loans; Evidence of Debt
3.8	Procedure for Borrowing Swing Line Loans
3.9	Swing Line Loan Participations
3.10	L/C Commitment
3.11	Procedure for Issuance of Letters of Credit
3.12	Fees, Commissions and Other Charges
3.13	L/C Participations
3.14	Reimbursement Obligation of the Borrower
3.15	Obligations Absolute
3.16	Letter of Credit Payments
3.17	Application
3.18	Certain Reporting Requirements
SECTION 4 .	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1	Optional and Mandatory Prepayments
4.2	Conversion and Continuation Options
4.3	Minimum Amounts and Maximum Number of Tranches
4.4	Interest Rates and Payment Dates
4.5	Computation of Interest and Fees
4.6	Inability to Determine Interest Rate
4.7	Pro Rata Treatment and Payments
4.8	Illegality
4.9	Requirements of Law
4.10	Taxes
4.11	Indemnity
4.12	Change of Lending Office; Filing of Certificates or Documents
4.13	Replacement Lenders

i

SECTION 5 .	REPRESENTATIONS AND WARRANTIES
5.1	Financial Condition
5.2	No Change
5.3	Corporate Existence; Compliance with Law
5.4	Corporate Power; Authorization; Enforceable Obligations
5.5	No Legal Bar
5.6	No Material Litigation
5.7	No Default
5.8	Ownership of Property; Liens
5.9	Intellectual Property
5.10	No Burdensome Restrictions
5.11	Taxes
5.12	Federal Regulations
5.13	ERISA
5.14	Investment Company Act; Other Regulations
5.15	Subsidiaries
5.16	Purpose of Loans
5.17	Environmental Matters
5.18	Accuracy of Information
5.19	Solvency
5.20	Labor Matters
5.21	Security Documents
SECTION 6 .	CONDITIONS PRECEDENT
6.1	Conditions to Term Loans
6.2	Conditions to Each Extension of Credit
SECTION 7 .	AFFIRMATIVE COVENANTS
7.1	Financial Statements
7.2	Certificates; Other Information
7.3	Payment of Obligations
7.4	Conduct of Business and Maintenance of Existence
7.5	Maintenance of Property; Insurance
7.6	Inspection of Property; Books and Records; Discussions
7.7	Notices
7.8	Environmental Laws
7.9	Additional Collateral
7.10	Consummation of Permitted Securitization Transaction

SECTION 8 .	NEGATIVE COVENANTS
8.1	Financial Condition Covenants
8.2	Limitation on Indebtedness
8.3	Limitation on Liens
8.4	Limitation on Guarantee Obligations
8.5	Limitation on Fundamental Changes
8.6	Limitation on Sale of Assets
8.7	[Intentionally Omitted.]
8.8	Limitation on Restricted Payments
8.9	Limitation on Capital Expenditures
8.10	Limitation on Investments, Loans and Advances
8.11	Limitation on Transactions with Affiliates
8.12	Limitation on Sales and Leasebacks
8.13	Limitation on Changes in Fiscal Year
8.14	Limitation on Certain Clauses
8.15	Limitation on Lines of Business
8.16	Amendments to Permitted Securitization Transaction
8.17	Limitation on Optional Payments and Modifications of Debt Instruments
SECTION 9 .	NEGATIVE COVENANTS OF HOLDINGS
9.1	Limitation on Holdings' Activities
9.2	Restricted Payments
9.3	Equity Net Proceeds
9.4	Dividends
SECTION 10 .	GUARANTEE
10.1	Guarantee
10.2	No Subrogation, Contribution, Reimbursement or Indemnity
10.3	Amendments, etc. with respect to the Obligations; Waiver of Rights
10.4	Guarantee Absolute and Unconditional
10.5	Reinstatement
10.6	Payments
SECTION 11 .	EVENTS OF DEFAULT
SECTION 12 .	THE ADMINISTRATIVE AGENT
12.1	Appointment
12.2	Delegation of Duties
12.3	Exculpatory Provisions
12.4	Reliance by Administrative Agent
12.5	Notice of Default
12.6	Non-Reliance on Administrative Agent and Other Lenders
12.7	Indemnification
12.8	Administrative Agent in Its Individual Capacity
12.9	Successor Administrative Agent
12.10	Issuing Bank; Swing Line Lender
12.11	Annual Administration Fee

SECTION 13 .	MISCELLANEOUS
13.1	Amendments and Waivers
13.2	Notices
13.3	No Waiver; Cumulative Remedies
13.4	Survival of Representations and Warranties
13.5	Payment of Expenses and Taxes
13.6	Successors and Assigns; Participations and Assignments
13.7	Adjustments; Set-off
13.8	Counterparts
13.9	Severability
13.10	Integration
13.11	GOVERNING LAW
13.12	Submission To Jurisdiction; Waivers
13.13	Acknowledgements
13.14	WAIVERS OF JURY TRIAL
13.15	Confidentiality
13.16	Usury Savings Clause
13.17	Release of Collateral
13.18	Effect of Agreement

ANNEXES:

Annex A  Pricing Grid

SCHEDULES:
Schedule 1.1(a)	Commitments, Addresses and Lending Offices
Schedule 1.1(b)	Mortgaged Properties
Schedule 3.10	Continuing Letters of Credit
Schedule 5.15	Subsidiaries of Holdings and the Borrower
Schedule 5.21(a)	UCC Financing Statement Filing Jurisdictions
Schedule 5.21(b)	Mortgage Filing Jurisdictions
Schedule 8.2(e)	Existing Indebtedness
Schedule 8.3(g)	Existing Liens
Schedule 8.4(a)	Existing Guarantee Obligations
Schedule 8.10	Existing Investments
Schedule 8.11	Existing Transactions with Affiliates
EXHIBITS:
Exhibit A-1	Form of Subsidiaries' Guarantee
Exhibit A-2	Form of Borrower Domestic Subsidiary Stock Pledge Agreement
Exhibit A-3	Form of Borrower Foreign Subsidiary Stock Pledge Agreement
Exhibit A-4	Form of Borrower Security Agreement
Exhibit A-5	Form of Collateral Agreement
Exhibit A-6	Form of Holdings Pledge Agreement
Exhibit B	Form of Swing Line Loan Participation Certificate
Exhibit C	Form of Term Note
Exhibit D	Form of Revolving Credit Note
Exhibit E	Form of Swing Line Note
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Exemption Certificate
Exhibit J	Form of Issuing Bank Agreement
Exhibit K	Form of Mortgage

v

    AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT, dated as of August 14, 1996, as amended and restated as of October 26, 2001, among:

  (1)
  DAL-TILE INTERNATIONAL INC, a Delaware corporation ("Holdings");

  (2)
  DAL-TILE GROUP INC., a Delaware corporation (the "Borrower");

  (3)
  THE SEVERAL BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES from time to time parties to this Agreement (collectively, the "Lenders"; individually, a "Lender");

  (4)
  CREDIT LYONNAIS NEW YORK BRANCH, FIRST UNION NATIONAL BANK and MIZUHO FINANCIAL GROUP, each as a Co-Documentation Agent (in such capacity, the "Co-Documentation Agents");

  (5)
  BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the "Syndication Agent"); and

  (6)
  THE CHASE MANHATTAN BANK, a New York banking corporation, as Administrative Agent (as hereinafter defined) for the Lenders hereunder (together with the Syndication Agent and the Co-Documentation Agents, the "Managing Agents").

W I T N E S S E T H:

    WHEREAS, the Borrower desires to amend and restate the Credit Agreement dated as of August 14, 1996, as amended (as so amended prior to the date hereof, the "Existing Credit Agreement"), among Holdings, the Borrower, the several banks and other financial institutions from time to time parties thereto, Credit Suisse First Boston, as documentation agent, and The Chase Manhattan Bank, as administrative agent, in accordance with the terms and conditions set forth in this Agreement; and

    WHEREAS, all the obligations of the Borrower hereunder will be secured by among other things, (i) a perfected lien on and security interest in certain collateral described in the Security Agreements, including without limitation, a pledge of all the issued and outstanding Capital Stock of the Borrower and each of the other direct and indirect Domestic Subsidiaries of the Borrower (other than any Receivables Subsidiary) and 65% of the issued and outstanding Capital Stock of each of the direct Foreign Subsidiaries of the Borrower and its Domestic Subsidiaries and (ii) unconditional guarantees by each of the Guarantors;

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

    1.1  Defined Terms.   As used in this Agreement, the following terms shall have the following meanings:

    "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

    "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

    "Adjustment Date": the first Business Day following receipt by the Administrative Agent of both (i) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as the case may be, for the most recently completed fiscal period and (ii) the certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period, provided that April 30, 2002 shall be the first Adjustment Date.

    "Administrative Agent": Chase, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto pursuant to subsection 12.9.

    "Affiliate": as to any Person, any other Person (other than a Subsidiary), which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

    "Aggregate Revolving Credit Outstandings": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding plus (b) such Revolving Credit Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding plus (c) such Revolving Credit Lender's Revolving Credit Commitment Percentage of all Swing Line Loans then outstanding.

    "Agreement": this Amended and Restated Credit and Guarantee Agreement, as amended, supplemented or otherwise modified from time to time.

    "Annual Administration Fee": as defined in subsection 12.11.

    "Applicable Margin": with respect to any Revolving Credit Loan or Term Loan (i) if such Revolving Credit Loan or Term Loan, as the case may be, is an ABR Loan, 0.625% and (ii) if such Revolving Credit Loan or Term Loan, as the case may be, is a Eurodollar Loan, 1.625%, provided that the Applicable Margin for Revolving Credit Loans and Term Loans will be adjusted, if required, on each Adjustment Date, to the Applicable Margin set forth on Annex A hereto opposite the Leverage Ratio Level of the Borrower in effect on such Adjustment Date, provided further that, in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related certificate required pursuant to subsection 7.2(b), are not delivered when due, then, during the period from the date upon which such financial statements were required to be delivered until one Business Day following the date upon which they actually are delivered, the Applicable Margin for Revolving Credit Loans and Term Loans which are ABR Loans shall be 1.125% and the Applicable Margin for Revolving Credit Loans and Term Loans which are Eurodollar Loans shall be 2.125%.

    "Application": an application, in such form as the relevant Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.

    "Arranger": J.P. Morgan Securities Inc., in its capacity as sole advisor, lead arranger and bookrunner.

    "Asset Sale": as to any Person, any sale or other disposition (including any sale or other disposition in connection with a Sale/Leaseback Transaction and any mortgage (other than the Mortgages) or lease of real property) subsequent to the Original Closing Date of any property of such Person (except sales or other dispositions permitted under subsection 8.6(a) through 8.6(f) and subsection 8.6(h) through 8.6(k)).

    "Assignee": as defined in subsection 13.6(c).

    "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender's Revolving

Credit Commitment at such time over (b) such Revolving Credit Lender's Aggregate Revolving Credit Outstandings at such time; collectively, as to all the Revolving Credit Lenders, the "Available Revolving Credit Commitments".

    "Board of Governors": the Board of Governors of the Federal Reserve System and any Governmental Authority which succeeds to the powers and functions thereof.

    "Borrower": as defined in the Preamble to this Agreement.

    "Borrower Pledge Agreements": collectively, (i) the Amended and Restated Borrower Domestic Subsidiary Stock Pledge Agreement, dated as of August 14, 1996, as amended and restated as of the date hereof, made by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit A-2, and (ii) each Amended and Restated Borrower Foreign Subsidiary Stock Pledge Agreement, dated as of October 4, 1996, as amended and restated as of the date hereof, made by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit A-3, and in each case as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Closing Date.

    "Borrower Security Agreement": the Amended and Restated Security Agreement, dated as of June 19, 1997, as amended and restated as of the date hereof, executed and delivered by the Borrower in favor of the Administrative Agent, substantially in the form of Exhibit A-4, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Closing Date.

    "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2, 3.2 or 3.8 as a date on which the Borrower requests the Lenders to make Loans or the Swing Line Lender to make Swing Line Loans hereunder.

    "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

    "Capital Expenditures": as to any Person for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries (other than any such expenditures in respect of the purchase price of Investments permitted under subsection 8.10(f) and 8.10(g)) for the rental, lease, purchase (including by way of the acquisition of securities of a Person), construction or use of any property during such period, which, in accordance with GAAP, are or should be included in "capital expenditures" or similar items in such Person's consolidated statement of cash flows for such period, excluding (a) any such expenditure in respect of any Replacement Asset (other than capital expenditures for ordinary maintenance purposes), (b) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to a Casualty Event with respect to such property, to the extent such expenditure is made with the Net Proceeds from such Casualty Event, (c) any such expenditure which represents capitalized interest in respect of the financing of any such expenditures and (d) any such expenditures made with the proceeds of sales or dispositions of assets permitted under Section 8.6(e).

    "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

    "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition, (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof of any Lender, or of any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least A or the equivalent thereof by S&P, or A or the equivalent thereof by Moody's, and having capital and surplus in excess of $300,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof, (f) other investment instruments approved in writing by the Required Lenders and offered by any Lender or by any financial institution which has a combined capital and surplus of not less than $100,000,000 or (g) short-term investments (not exceeding 30 days) in loans made to obligors having an investment grade rating from each of S&P and Moody's.

    "Casualty Event": with respect to any property of any Person, the receipt by such Person of insurance proceeds, or proceeds of a condemnation award or other compensation in connection with any loss of or damage to, or any condemnation or other taking of, such property.

    "Change in Control": (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings or the Borrower by Persons who were neither (i) nominated by the board of directors of Holdings or the Borrower, as applicable, nor (ii) appointed by directors so nominated; or (c) Holdings shall not own 100% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower.

    "Chase": The Chase Manhattan Bank, a New York banking corporation.

    "Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied or waived (but in no event later than November 30, 2001).

    "Code": the Internal Revenue Code of 1986, as amended from time to time.

    "Co-Documentation Agents": as defined in the Preamble to this Agreement.

    "Collateral": all assets (other than any Excluded Property) of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

    "Collateral Agreement": the Amended and Restated Collateral Agreement, dated as of June 19, 1997, as amended and restated as of the date hereof, executed and delivered by each Guarantor (other than Holdings), substantially in the form of Exhibit A-5, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

    "Commercial Letter of Credit": as defined in subsection 3.10(b)(i)(2).

    "Commitment": with respect to any Lender, the collective reference to such Lender's Term Loan Commitment and/or Revolving Credit Commitment; collectively, as to all the Lenders, the "Commitments".

    "Commitment Fee Rate": as defined in subsection 3.3.

    "Commitment Percentage": as to any Lender (a) at any time prior to the termination of the Revolving Credit Commitments, the percentage which (i) the sum of (x) such Lender's Revolving Credit Commitment plus (y) such Lender's Term Loan Commitment (or, after the Term Loans are made, the outstanding principal amount of such Lender's Term Loan) then constitutes of (ii) the sum of (x) the Revolving Credit Commitments of all the Lenders plus (y) the Term Loan Commitments of all the Lenders (or, after the Term Loans are made, the aggregate principal amount of Term Loans of all the Lenders then outstanding), and (b) at any time after the termination of the Revolving Credit Commitments, the percentage which (i) the sum of (x) the principal amount of such Lender's Loans (other than Swing Line Loans) then outstanding plus (y) the product of such Lender's Revolving Credit Commitment Percentage times the sum of (I) the L/C Obligations then outstanding and (II) the Swing Line Loans then outstanding then constitutes of (ii) the sum of (x) the aggregate principal amount of Loans of all the Lenders then outstanding plus (y) the aggregate L/C Obligations of all the Lenders then outstanding.

    "Common Stock": the Common Stock of Holdings, par value $.01 per share.

    "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of determining liability under Section 412 of the Code, which is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

    "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 13.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

    "Consolidated Capitalization": at any date of determination, the sum of (a) Consolidated Total Debt at such date of determination plus (b) Consolidated Net Worth at such date of determination, all as determined on a consolidated basis in accordance with GAAP.

    "Consolidated EBITDA": for any period, the Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (a) Consolidated Interest Expense, (b) depreciation, (c) amortization and (d) all Federal, state, local and foreign income taxes, all as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

    "Consolidated Interest Expense": for any period, an amount equal to the sum of, without duplication, (a) the amount of interest expense (net of interest income), both expensed and capitalized, of Holdings (or, if the Merger is consummated, the Borrower) and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP and (b) an amount equal to the interest (or other fees or other amounts in the nature of interest or discount accrued and paid or payable in cash for such period) in respect of the Permitted Securitization Transaction.

    "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by Holdings (or, if the Merger is consummated, the Borrower) and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Leverage Ratio": for any period, the ratio of (a) Consolidated Total Debt at the last day of such period to (b) Consolidated EBITDA for such period.

    "Consolidated Net Income": for any period, the net income of Holdings (or, if the Merger is consummated, the Borrower) and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination thereof (without duplication) (a) any extraordinary gains or losses, (b) any restructuring charges or non-recurring gains or losses in an aggregate amount not to exceed $50,000,000, with no more than $10,000,000 of such $50,000,000 to be in cash, in each case, during any four-quarter period, (c) gains or losses from the proposed or actual disposition of material assets, (d) goodwill and intangible asset write-downs (but deducting from the determination of Consolidated Net Income for any period, cash payments made during such period in respect of any goodwill and intangible asset write-downs recorded after the Closing Date), (e) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower and (f) non-cash gains or losses which are specific to hedge transactions which are disallowed hedge accounting treatment under the Statements of Financial Accounting Standards numbers 133 and 138.

    "Consolidated Net Revenue": of any Person for any period, the net revenue of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Worth": at any date of determination, all items which would, in accordance with GAAP, be included under shareholders' equity on a consolidated balance sheet of Holdings (or, if the Merger is consummated, the Borrower) and its Subsidiaries at such date of determination, but excluding from the determination thereof (without duplication) the effect of (a) any foreign currency translation adjustments, (b) any extraordinary gains or losses, (c) any restructuring charges or non-recurring gains or losses in an aggregate amount not to exceed $200,000,000, with no more than $50,000,000 of such $200,000,000 to be in cash, in each case, during the term of this Agreement, (d) gains or losses taken in accordance with the Statements of Financial Accounting Standards numbers 133 and 138 adjustments, (e) stock repurchases and dividends consummated in accordance with subsection 8.8(d), (f) non-cash intangible and material write-downs of assets (but deducting from the determination of Consolidated Net Worth for any period, cash payments made during such period in respect of any write-downs recorded after the Closing Date) and (g) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower.

    "Consolidated Total Assets": of any Person at any date of determination, the total assets of such Person and its consolidated Subsidiaries at such date of determination, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Total Debt": at any date of determination, an amount equal to the sum of, without duplication, (a) all Indebtedness of Holdings (or, if the Merger is consummated, the Borrower) and its consolidated Subsidiaries at such date of determination as determined on a consolidated basis in accordance with GAAP and (b) the aggregate cash proceeds received by the Borrower and its Subsidiaries (net of amounts repaid) from the financing of then outstanding Receivables pursuant to a Permitted Securitization Transaction at such date of determination.

    "Continuing Letter of Credit": any Existing Letter of Credit issued by a Lender.

    "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

    "Control": of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

    "Currency Rate Protection Agreements": as to any Person, all foreign exchange contracts, currency swap agreements or other similar agreements or arrangements entered into in the ordinary course of business by such Person designed to protect such Person against fluctuations in currency values.

    "De Minimus Asset Sale": as defined in subsection 4.1(b).

    "Default": any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

    "Dollars" and "$": dollars in lawful currency of the United States of America.

    "Domestic Subsidiary": any Subsidiary of the Borrower other than a Foreign Subsidiary.

    "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

    "Environmental Permits": all permits, licenses, registrations, notifications, exemptions, and other authorizations required under Environmental Laws.

    "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

    "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offering Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

    "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

    "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/1,000th of 1%):

Eurodollar Base Rate

1.00—Eurocurrency Reserve Requirements

    "Event of Default": any of the events specified in Section 11, provided that all requirements for the giving of notice, the lapse of time, or both, have been satisfied.

    "Excess Securitization Amount": an amount equal to the aggregate cash proceeds received by the Borrower and its Subsidiaries (net of amounts repaid) in excess of $100,000,000 from the financing of then outstanding Receivables pursuant to a Permitted Securitization Transaction.

    "Excluded Property": for so long as any Permitted Securitization Transaction is in effect (whether before or after termination of any other Permitted Securitization Transaction) and to the extent such property described below is subject to a Permitted Securitization Transaction, all right, title and interest of the Seller in and to: (i) all Securitization Receivables; (ii) all Related Security; (iii) with respect to each Securitization Receivable, all cash collections and other cash proceeds of such Securitization Receivable, including all cash proceeds of Related Security with respect to such Securitization Receivable, and all funds deemed to have been received as a collection as a result of dilution or a breach of representations; (iv) each bank account maintained by the Seller to the extent such account contains cash collections or other cash proceeds of Securitization Receivables or cash proceeds of any Related Security with respect to Securitization Receivables, together with all funds in each such account to the extent such funds constitute cash collections or other cash proceeds of Securitization Receivables or cash proceeds of any Related Security with respect to Securitization Receivables and (v) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

    "Existing Letter of Credit": at any date, any letter of credit issued and outstanding under the Existing Credit Agreement.

    "Existing Credit Agreement": as defined in the Preamble to this Agreement.

    "Extension of Credit": with respect to any Lender, the making of a Loan by such Lender, and, if such Lender is a Revolving Credit Lender, the issuance of a Letter of Credit; with respect to all the Lenders, the "Extensions of Credit".

    "FDIC": the Federal Deposit Insurance Corporation and any Governmental Authority which succeeds to the powers and functions thereof.

    "Federal Funds Effective Rate": as defined in the definition of ABR contained in this subsection 1.1.

    "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

    "Financing Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any Financing Lease; the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

    "Foreign Holding Company": any Subsidiary organized under the laws of the United States of America or any State thereof the principal assets of which consist of the Capital Stock of one or more Foreign Subsidiaries or other Foreign Holding Companies.

    "Foreign Subsidiary": (a) any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States of America and (b) any Foreign Holding Company.

    "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

    "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guarantee": the guarantee contained in Section 10 or in the Subsidiaries' Guarantee.

    "Guarantee Obligation": as to any Person (the "Guaranteeing Person"), any obligation of (a) the Guaranteeing Person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (the "Primary Obligations") of any other third Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such Primary Obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

    "Guarantors": Holdings and each Subsidiary Guarantor.

    "Hazardous Materials": any petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos and asbestos-containing materials, pollutants, contaminants, and all other materials and substances including but not limited to radioactive materials regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Law.

    "Holdings": as defined in the Preamble to this Agreement.

    "Holdings Pledge Agreement": the Pledge Agreement, dated as of August 14, 1996, as amended and restated as of the date hereof, made by Holdings in favor of the Administrative Agent, substantially in the form of Exhibit A-6, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

    "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees and former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and (f) all indebtedness of others of the types described in (a) through (d) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of such indebtedness with respect to such Person being deemed to be the lesser of the value of such property or the amount of indebtedness of others so secured), but in any event excluding customer deposits in the ordinary course of business.

    "Index Debt": the senior unsecured, long-term, non-credit enhanced debt rating of the Borrower.

    "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

    "Insolvent": pertaining to a condition of Insolvency.

    "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

    "Interest Payment Date": (a) as to ABR Loans, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

    "Interest Period": with respect to any Eurodollar Loan:

       (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

      (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

      (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

      (2) no Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans shall be selected by the Borrower;

      (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

      (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

    "Interest Rate Protection Agreements": as to any Person, all interest rate swaps, caps or collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

    "Investment": as defined in subsection 8.10.

    "Issuing Bank": (a) with respect to Letters of Credit (other than Continuing Letters of Credit), Chase, any of its Affiliates or any other Lender (designated as an Issuing Bank in an Issuing Bank Agreement executed by such Lender, the Borrower and the Administrative Agent), in each case in its capacity as issuer of any Letter of Credit and (b) with respect to Continuing Letters of Credit, the Lender which issued such Continuing Letter of Credit under the Existing Credit Agreement.

    "Issuing Bank Agreement": an agreement, substantially in the form of Exhibit J, executed by a Lender, the Borrower, and the Administrative Agent (which consent shall not be unreasonably withheld) pursuant to which such Lender agrees to become an Issuing Bank hereunder.

    "Joint Venture": (i) any joint venture arrangement, including interests in business units, formed after the Closing Date to engage in a Related Business in which the Borrower or any of its Subsidiaries owns an equity interest not in excess of 50% of the equity interest of all joint venturers thereof, and which is not controlled by or under common control with the Borrower or such Subsidiary, whether such joint venture is structured as a corporation, partnership, trust, limited liability company or any other Person or (ii) if clause (i) above is not applicable, any joint venture arrangement, including interests in business units, formed after the Closing Date, that by the terms of such joint venture's organizational documents may not be a Subsidiary Guarantor hereunder.

    "L/C Commitment": $35,000,000.

    "L/C Fee Payment Date": the last day of each March, June, September and December.

    "L/C Fee Percentage": as defined in subsection 3.12(b).

    "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of then unpaid Reimbursement Obligations.

    "L/C Participants": collectively, all the Revolving Credit Lenders.

    "Lenders": as defined in the Preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

    "Lender Affiliate": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

    "Letters of Credit": collectively, Commercial Letters of Credit and Standby Letters of Credit.

    "Leverage Ratio Level": as to the Borrower, the existence of Leverage Ratio Level I, Leverage Ratio Level II, Leverage Ratio Level III, Leverage Ratio Level IV, or Leverage Ratio Level V, as the case may be.

    "Leverage Ratio Level I": as to the Borrower, shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is equal to or greater than 3.00 to 1.00.

    "Leverage Ratio Level II": as to the Borrower, shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 3.00 to 1.0, but greater than or equal to 2.50 to 1.0.

    "Leverage Ratio Level III": as to the Borrower, shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 2.50 to 1.0, but greater than or equal to 1.50 to 1.0.

    "Leverage Ratio Level IV": as to the Borrower, shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 1.50 to 1.0, but greater than or equal to 1.00 to 1.0.

    "Leverage Ratio Level V": as to the Borrower, shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to such Adjustment Date is less than 1.00 to 1.0.

    "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), except for the filing of financing statements in connection with obligations under leases other than Financing Leases incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such lease obligations.

    "Loan": any Term Loan, Revolving Credit Loan or Swing Line Loan.

    "Loan Documents": this Agreement, any Notes, the Guarantees, the Applications and the Security Documents.

    "Loan Participant": as defined in subsection 13.6(b).

    "Loan Parties": the Borrower, Holdings and each Subsidiary of the Borrower that is a party to a Loan Document.

    "Managing Agents": as defined in the Preamble to this Agreement.

    "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

    "Material Subsidiary": any Subsidiary (a) the Consolidated Total Assets of which exceed 5% of the Consolidated Total Assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (b) the Consolidated Net Revenue of which exceeds 5% of the Consolidated Net Revenue of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year.

    "Merger": the merger of the Borrower with and into Holdings, with Holdings as the surviving corporation.

    "Mexican Subsidiary": Dal-Tile of Mexico, S.A. de C.V.

    "Moody's": Moody's Investors Service, Inc., and its successors.

    "Mortgaged Properties": the real properties listed on Schedule 1.1(b), as to which the Administrative Agent for the benefit of the Lenders has been (or will be) granted a Lien pursuant to the Mortgages.

    "Mortgages": the collective reference to the mortgages, deeds of trust and other similar documents executed and delivered from time to time by the Borrower and the Guarantors in favor of the Administrative Agent pursuant to this Agreement, substantially in the form of Exhibit K or, if such Exhibit is not appropriate under applicable law in the jurisdiction in which the relevant real property is located, in such other form as shall be reasonably satisfactory to the Borrower and the Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "Net Proceeds": as to any Person, (a) with respect to any Asset Sale by such Person, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale net of (i) attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders) or to the satisfaction of other amounts owing under Contractual Obligations which become payable as a result of such Asset Sale and were not incurred in contemplation thereof and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) taxes attributable thereto and, in the case of any Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by such Person to be payable, and (iii) the aggregate amount of reserves required in the reasonable judgment of such Person to be maintained on the books of such Person in order to pay contingent obligations in respect of agreements entered into in connection with such Asset Sale, provided, that amounts deducted from aggregate proceeds pursuant to this clause (iii) and not actually paid by such Person in liquidation of such contingent obligations shall be deemed to be Net Proceeds at such time as such contingent obligations shall cease to be obligations of such Person or to the extent such amounts are no longer required in the reasonable judgment of such Person as a reserve with respect to such contingent obligations, and (b) with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any property which is the subject of such Casualty Event (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders) and (iii) amounts applied or that such Person intends with reasonable promptness and diligence to apply to repair or replace the property subject to the Casualty Event, provided that amounts deducted from aggregate proceeds pursuant to this clause (iii) shall be Net Proceeds at such time as such proceeds are, in such Person's good faith judgment, no longer required for such repair or replacement and (c) with respect to any Subordinated Debt, the cash proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries from the issuance or incurrence of such Subordinated Debt net of all investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred by the Borrower or any of its Subsidiaries and documented in connection therewith.

    "New Lending Office": as defined in subsection 4.10(b)(i)(A).

    "Non-Excluded Taxes": as defined in subsection 4.10(a).

    "Non-Recourse Indebtedness": Indebtedness of the Borrower or any of its Subsidiaries in respect of which the holders of such Indebtedness agree in writing that they will look solely to the property securing such Indebtedness for payment in full of the principal thereof and interest thereon and outstanding fees and costs associated therewith or are not legally entitled to enforce such Indebtedness against the Borrower or any of its Subsidiaries.

    "Notes": collectively, the Swing Line Note, Revolving Credit Notes, and Term Notes, if any.

    "Obligations": the unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders (or, in the case of Specified Hedge Agreements, any Lender Affiliate) (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement, any other Loan Document or any Specified Hedge Agreement).

    "Obsolete Property": any property of the Borrower or any of its Subsidiaries which is obsolete, outdated or worn out or the useful life of which has ended, in each case in the good faith determination of the Borrower or any applicable Subsidiary.

    "Original Closing Date": August 14, 1996.

    "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Governmental Authority which succeeds to the powers and functions thereof.

    "Permitted Securitization Transaction": a transaction or series of related transactions pursuant to which a Receivables Subsidiary incurs obligations or issues interests, the proceeds of which are used to finance Receivables of the Borrower and its Subsidiaries on terms and conditions satisfactory to the Administrative Agent.

    "Person": an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

    "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

    "Pledge Agreements": collectively, the Borrower Pledge Agreements and the Holdings Pledge Agreement.

    "Prepayment Account": as defined in subsection 4.1(d).

    "Primary Obligation": as defined in the definition of "Guarantee Obligation" contained in this subsection 1.1.

    "Properties": as defined in subsection 5.17.

    "Receivables": all accounts (as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof) and accounts receivable of the Borrower or any of its Subsidiaries (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and all proceeds thereof and rights (contractual and other) and collateral related thereto. Receivables shall include any and all Securitization Receivables.

    "Receivables Obligor": a Person obligated to make payments pursuant to a Securitization Contract.

    "Receivables Subsidiary": any special purpose, bankruptcy-remote Subsidiary of the Borrower that acquires, on a revolving basis, Receivables generated by the Borrower or any of its Subsidiaries and that engages in no operations or activities other than those related to Permitted Securitization Transactions.

    "Register": as defined in subsection 13.6(d).

    "Regulation U": Regulation U of the Board of Governors as in effect from time to time.

    "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Bank pursuant to subsection 3.14(a) for amounts drawn under Letters of Credit.

    "Related Business": any business in which the Borrower or any of its Subsidiaries is engaged on the date hereof or which is reasonably related thereto.

    "Related Security": with respect to each Securitization Receivable, (i) all of the Seller's interest in any merchandise (including returned merchandise) the sale of which gives rise to such Securitization Receivable; (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Securitization Receivable, whether pursuant to a Securitization Contract or otherwise, together with all financing statements signed by a Receivables Obligor describing any collateral securing such Securitization Receivable; (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Securitization Receivable whether pursuant to a Securitization Contract or otherwise; and (iv) each Securitization Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and similar property and rights) but solely to the extent relating to such Securitization Receivable and the related Receivables Obligor.

    "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

    "Replacement Asset": any property acquired by the Borrower or any of its Subsidiaries subsequent to the Closing Date which replaces Obsolete Property of the same type and utility as the property acquired.

    "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

    "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

    "Required Revolving Credit Lenders": at any time, Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%.

    "Required Term Loan Lenders": at any time, Term Loan Lenders the Term Loan Commitment Percentages of which aggregate more than 50%.

    "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Responsible Officer": as to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer of such Person or, in either case, such other executive officers as may be designated from time to time by such Person in writing to the Administrative Agent.

    "Restricted Payments": as defined in subsection 8.8.

    "Revolving Credit Commitment": with respect to any Lender, its obligation to make Revolving Credit Loans and/or issue or participate in Letters of Credit issued on behalf of the Borrower and/or make or participate in Swing Line Loans made to the Borrower in an aggregate amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a) under the heading "Revolving

Credit Commitment", as such amount may be reduced from time to time pursuant to this Agreement or as such amount may be adjusted from time to time pursuant to subsection 13.6; collectively, as to all such Lenders, the "Revolving Credit Commitments". The aggregate Revolving Credit Commitments initially shall be $200,000,000.

    "Revolving Credit Commitment Percentage": as to any Revolving Credit Lender (a) at any time prior to the termination of the Revolving Credit Commitments, the percentage of the Revolving Credit Commitments then constituted by such Revolving Credit Lender's Revolving Credit Commitment and (b) at any time after the termination of the Revolving Credit Commitments, the percentage which (i) the sum of (x) such Revolving Credit Lender's Revolving Credit Loans then outstanding plus (y) the product of such Revolving Credit Lender's Revolving Credit Commitment Percentage immediately prior to the termination of the Revolving Credit Commitments (after giving effect to any permitted assignment pursuant to subsection 13.6) times the sum of (I) the L/C Obligations then outstanding and (II) the Swing Line Loans then outstanding then constitutes of (ii) the sum of (x) the aggregate principal amount of Revolving Credit Loans of all the Revolving Credit Lenders then outstanding plus (y) the aggregate L/C Obligations then outstanding plus (z) the aggregate principal amount of Swing Line Loans then outstanding.

    "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

    "Revolving Credit Lender": any Lender with an unused Revolving Credit Commitment hereunder and/or any Revolving Credit Loans outstanding hereunder; collectively, the "Revolving Credit Lenders".

    "Revolving Credit Loans": as defined in subsection 3.1(a).

    "Revolving Credit Note": as defined in subsection 3.5(e).

    "Revolving Credit Termination Date": October 26, 2006.

    "RISA": Recubrimientos Interceramic, S.A. de C.V., a Mexican corporation.

    "S&P": Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

    "Sale/Leaseback Transaction": as defined in subsection 8.12

    "SEC": the Securities and Exchange Commission or any Governmental Authority which succeeds to the powers and functions thereof.

    "Securitization Contract": an agreement between the Seller and a Receivables Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by DTSC, Inc. (or its successor or assignee), pursuant to or under which such Receivables Obligor shall be obligated to pay for merchandise or services from time to time.

    "Securitization Receivables": all existing and hereafter arising accounts (as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof), payment intangibles and other indebtedness of any Receivables Obligor (other than a Receivables Obligor which is an affiliate of Dal-Tile International Inc. or the Seller) resulting from the provision of services or the sale of merchandise or services by the Seller or any other Subsidiary of the Borrower to such Receivables Obligor pursuant to a Securitization Contract, including the right to payment of any interest or finance charges and other obligations of such Receivables Obligor with respect thereto; provided, however, that any such indebtedness created by the Corporate Strategic Business Unit or the R&M Strategic Business Unit of the Seller shall not be included in Securitization Receivables.

    "Security Agreements": the collective reference to the Borrower Security Agreement and the Collateral Agreement.

    "Security Documents": the collective reference to the Mortgages, the Security Agreements, the Pledge Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

    "Seller": Dal-Tile Corporation, a Pennsylvania corporation and a wholly owned Subsidiary of the Borrower.

    "Significant Subsidiaries": at any date of determination, any Subsidiary the Consolidated Assets of which exceed $1,000,000 at such date of determination.

    "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

    "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date, the making of the extensions of credit to be made on the Closing Date and to the application of the proceeds of such extensions of credit and (B) on any date after the Closing Date, the making of any extension of credit to be made on such date, and to the application of the proceeds of such extension of credit. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

    "Specified Hedge Agreements": collectively, any Currency Rate Protection Agreements, Interest Rate Protection Agreements, production hedge agreements and any other hedge agreements not entered for speculative purposes (hedge agreements existing on the Closing Date will be deemed not to be speculative), in each case, entered into by the Borrower and any Lender or Lender Affiliate.

    "Standby Letter of Credit": as defined in subsection 3.10(b)(i)(1).

    "Subordinated Debt": any unsecured Indebtedness of the Borrower: no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to October 31, 2007; the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-filing or post-petition interest, whether or not a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or like proceeding) on the Loans and all other obligations (including the Obligations) and liabilities of the Borrower to the Administrative Agent and the Lenders (and, in the case of Specified Hedge Agreements, the Lender Affiliates) hereunder on terms and conditions satisfactory to the Required Lenders; and all other terms and conditions of which are reasonably satisfactory in form and substance to the Required Lenders.

    "Subsidiaries' Guarantee": the Amended and Restated Subsidiaries' Guarantee, dated as of August 14, 1996, as amended and restated as of the date hereof, executed and delivered by each

Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit A-1, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

    "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or Holdings, as the context may require.

    "Subsidiary Guarantor": each Subsidiary of the Borrower set forth on Schedule 5.15 under the heading "Initial Subsidiary Guarantors", together with each other Subsidiary of the Borrower other than (i) any Foreign Subsidiary, (ii) any Joint Venture and (iii) any Receivables Subsidiary.

    "Swing Line Commitment": $25,000,000.

    "Swing Line Lender": as defined in subsection 3.6.

    "Swing Line Loan Participation Certificate": a certificate substantially in the form of Exhibit B.

    "Swing Line Loans": as defined in subsection 3.6.

    "Swing Line Note": as defined in subsection 3.7(e).

    "Swing Line Participation Amount": as defined in subsection 3.9(b).

    "Syndication Agent": as defined in the Preamble to this Agreement.

    "Term Loan": as defined in subsection 2.1.

    "Term Loan Commitment": as to any Lender, its obligation to make a Term Loan to the Borrower in an amount equal to the amount set forth opposite such Lender's name in Schedule 1.1(a) under the heading "Term Loan Commitment", as such amount may be reduced from time to time pursuant to this Agreement or as such amount may be adjusted from time to time pursuant to subsection 13.6; collectively, as to all such Lenders, the "Term Loan Commitments". The initial aggregate Term Loan Commitments shall be $125,000,000.

    "Term Loan Commitment Percentage": as to any Term Loan Lender at any time, the percentage of the Term Loan Commitments then constituted by such Term Loan Lender's Term Loan Commitment (or, after the Term Loans are made, the percentage of the aggregate Term Loans then constituted by such Term Loan Lender's Term Loan).

    "Term Loan Lender": any Lender with an unused Term Loan Commitment hereunder and/or any Term Loans outstanding hereunder; collectively, the "Term Loan Lenders".

    "Term Note": as defined in subsection 2.4(d).

    "Tranche": collectively, Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

    "Transferee": as defined in subsection 13.6(f).

    "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

    "UCC Filing Collateral": Collateral (other than fixtures) as to which filing financing statements under the uniform commercial code of the applicable jurisdiction is an appropriate method of perfection of a security interest in such Collateral.

    "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

    "Voting Stock": Capital Stock, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (in the case of a corporation) or to appoint Persons performing similar functions (in the case of entities which are not corporations).

    1.2  Other Definitional Provisions; Financial Calculations.   (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

    (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

    (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

    (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

    (e) Notwithstanding anything to the contrary herein, for purposes of making all calculations in connection with the covenants contained in Section 9, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP consistently applied as in effect on the date of this Agreement. In the event of any material difference at any time between GAAP in effect on the date of this Agreement and GAAP from time to time in effect, the certificate of a Responsible Officer required pursuant to subsection 7.2(b)(ii) shall include a reconciliation of the calculations required thereby with the financial statements being delivered with such certificate.

SECTION 2. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

    2.1  Term Loans.   Subject to the terms and conditions hereof, each Term Loan Lender severally and not jointly agrees to make a term loan (a "Term Loan") to the Borrower on the Closing Date in an amount equal to the Term Loan Commitment of such Term Loan Lender. The Term Loans may from time to time be (a) Eurodollar Loans, (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2.

    2.2  Procedure for Term Loan Borrowing.   The Borrower hereby requests a Term Loan borrowing on the Closing Date in an amount equal to the aggregate amount of the Term Loan Commitments of the Term Loan Lenders. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three Business Days prior to the Closing Date), if all or any part of the Term Loans are to be initially Eurodollar Loans, specifying (a) the amount of Term Loans which are initially to be Eurodollar Loans and (b) the respective amounts thereof and the lengths of the initial Interest Periods therefor. To the extent that the Borrower does not deliver a notice pursuant to the immediately preceding sentence, the Term Loans shall initially be ABR Loans. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Each Term Loan Lender will make the amount of its pro rata share of the Term Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 13.2 prior to 11:00 A.M., New York City time, on the Closing Date in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall credit the account of the Borrower by 12:00 Noon, New York City time, on the Closing Date on the books of such office of the Administrative Agent or such other account as may be specified by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

    2.3  Repayment of Term Loans.   The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Term Loan Lenders the principal amount of the Term Loans made by such Term Loan Lenders in twenty consecutive quarterly installments, payable as follows (or on such earlier date on which the Term Loans become due and payable pursuant to Section 11):

Year	Amount
January 31, 2002	3,750,000
April 30, 2002	3,750,000
July 31, 2002	3,750,000
October 31, 2002	3,750,000
January 31, 2003	3,750,000
April 30, 2003	3,750,000
July 31, 2003	3,750,000
October 31, 2003	3,750,000
January 31, 2004	5,000,000
April 30, 2004	5,000,000
July 31, 2004	5,000,000
October 31, 2004	5,000,000
January 31, 2005	6,250,000
April 30, 2005	6,250,000
July 31, 2005	6,250,000
October 31, 2005	6,250,000
January 31, 2006	12,500,000
April 30, 2006	12,500,000
July 31, 2006	12,500,000
October 31, 2006	12,500,000

The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.4.

    2.4  Evidence of Term Loan Debt.   (a) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Term Loan Lender from time to time in respect of the Term Loan of such Term Loan Lender, including the amounts of principal and interest payable and paid to such Term Loan Lender in respect of such Term Loan from time to time under this Agreement.

    (b) The Administrative Agent shall record in the Register, with separate subaccounts therein for each Term Loan Lender, (i) the amount of each Term Loan, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Loan Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Term Loan Lender's share thereof, if any.

    (c) The entries made in the Register and the accounts of each Term Loan Lender maintained pursuant to subsections 2.4(a) and 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations of the Borrower therein recorded, provided, however, that the failure of any Term Loan Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans in accordance with the terms of this Agreement.

    (d) The Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender, which request is communicated to the Borrower, the Borrower will execute and deliver to such

Term Loan Lender, a promissory note of the Borrower dated the Closing Date evidencing the Term Loan of such Term Loan Lender, substantially in the form of Exhibit C (a "Term Note"), payable to the order of such Term Loan Lender and in a principal amount equal to the lesser of (A) the initial Term Loan Commitment of such Term Loan Lender or (B) the unpaid principal amount of the Term Loan of such Term Loan Lender. Each Term Loan Lender is hereby authorized to record the date, Type and amount of the Term Loan of such Term Loan Lender, the date and amount of each payment or prepayment of principal thereof, each continuation of all or a portion thereof as the same Type, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Term Note and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Term Loans in accordance with the terms of this Agreement.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

    3.1  Revolving Credit Commitments.   (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally and not jointly agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender's Revolving Credit Commitment Percentage of (i) the then outstanding Swing Line Loans and (ii) the then outstanding L/C Obligations, does not exceed the amount of such Revolving Credit Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying and reborrowing Revolving Credit Loans, all in accordance with the terms and conditions hereof.

    (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 3.2 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

    3.2  Procedure for Revolving Credit Borrowing.   The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) prior to 12:00 Noon, New York City time, one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments are less than $3,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 13.2 prior to 11:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office prior to 12:00 Noon, New York City time, on such

Borrowing Date with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

    3.3  Commitment Fee.   The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at the rate of 0.375% per annum (the "Commitment Fee Rate") on the average daily amount of the unused Revolving Credit Commitment (it being understood that for purposes of this subsection 3.3, any outstanding Swing Line Loans shall not be deemed to be utilization of the Revolving Credit Commitment) of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof, provided that, from and after March 31, 2002, the Commitment Fee Rate will be adjusted, if required, on each Adjustment Date, to the rate set forth on Annex A hereto opposite the Leverage Ratio Level of the Borrower in effect on such Adjustment Date and provided, further, that, in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related certificate required pursuant to subsection 7.2(b), are not delivered when due, then, during the period from the date upon which such financial statements were required to be delivered until one Business Day following the date upon which they actually are delivered, the Commitment Fee Rate shall be 0.50%.

    3.4  Termination or Reduction of Commitments.   The Borrower shall have the right, upon not less than one Business Day's prior notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations and Swing Line Loans, would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect. The Revolving Credit Commitments are also subject to reduction as provided in subsection 4.1.

    3.5  Repayment of Revolving Credit Loans; Evidence of Debt.   (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 11). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.4.

    (b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Revolving Credit Lender from time to time in respect of each Revolving Credit Loan of such Revolving Credit Lender, including the amounts of principal and interest payable and paid to such Revolving Credit Lender in respect of such Revolving Credit Loans from time to time under this Agreement.

    (c) The Administrative Agent shall record in the Register, with separate subaccounts for each Revolving Credit Lender, (i) the amount and Borrowing Date of each Revolving Credit Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Revolving Credit Lender's share thereof, if any.

    (d) The entries made in the Register and the accounts of each Revolving Credit Lender maintained pursuant to subsections 3.5(a) and 3.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of any Revolving Credit Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans in accordance with the terms of this Agreement.

    (e) The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender, which request is communicated to the Borrower, the Borrower will execute and deliver to such Revolving Credit Lender a promissory note of the Borrower, dated the Closing Date, evidencing the Revolving Credit Loans of such Revolving Credit Lender, substantially in the form of Exhibit D (a "Revolving Credit Note"), payable to the order of such Revolving Credit Lender and in a principal amount equal to the lesser of (A) the Revolving Credit Commitment of such Revolving Credit Lender and (B) the aggregate unpaid principal amount of Revolving Credit Loans of such Revolving Credit Lender. Each Revolving Credit Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan of such Revolving Credit Lender, the date and amount of each payment or prepayment of principal thereof, each continuation of all or a portion thereof as the same Type, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period and Eurodollar Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans in accordance with the terms of this Agreement.

    3.6  Swing Line Commitment.   Subject to the terms and conditions hereof, Chase (in such capacity, the "Swing Line Lender") agrees to make a portion of the Revolving Credit Commitments available to the Borrower during the Revolving Credit Commitment Period by making swing line loans ("Swing Line Loans") to the Borrower in an aggregate principal amount not to exceed at any one time outstanding the Swing Line Commitment, provided that (a) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Revolving Credit Commitments at such time and (b) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders at such time would exceed the Revolving Credit Commitments at such time. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing Swing Line Loans all in accordance with the terms and conditions hereof. Swing Line Loans may be ABR Loans only.

    3.7  Repayment of Swing Line Loans; Evidence of Debt.   (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of the Swing Line Loans on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 11). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Swing Line Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.4.

    (b) The Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower from time to time in respect of the Swing Line Loans made hereunder, including the amounts of principal and interest payable and paid in respect of such Swing Line Loans from time to time under this Agreement.

    (c) The Administrative Agent shall record in the Register (i) the amount and Borrowing Date of each Swing Line Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower in respect thereof and (iii) the amount of any sum received by the Administrative Agent hereunder in respect of Swing Line Loans.

    (d) The entries made in the Register pursuant to subsection 3.7(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, provided, however, that the failure of the Swing Line Lender or the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Swing Line Loans in accordance with the terms of this Agreement.

    (e) The Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender, which request is communicated to the Borrower, the Borrower will execute and deliver to the Swing Line Lender a promissory note of the Borrower, dated the Closing Date, evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit E (a "Swing Line Note"), and in a principal amount equal to the lesser of (A) the Swing Line Commitment and (B) the aggregate unpaid principal amount of Swing Line Loans. The Swing Line Lender is hereby authorized to record the date and amount of each Swing Line Loan of the Swing Line Lender and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swing Line Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Swing Line Loans in accordance with the terms of this Agreement.

    3.8  Procedure for Borrowing Swing Line Loans.   Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans under subsection 3.6, it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in a minimum amount of $500,000. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 13.2 an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower not later than 3:00 p.m., New York City time, on such Borrowing Date by crediting the account of the Borrower, on the books of such office, in like funds as received by the Administrative Agent.

    3.9  Swing Line Loan Participations.   (a) Notwithstanding anything herein to the contrary, the Swing Line Lender shall not, unless otherwise requested by the Required Lenders, make any Swing Line Loans if a Default or an Event of Default shall have occurred and be continuing.

    (b) If prior to the repayment of any Swing Line Loan, one of the events described in subsection 11(f) shall have occurred, or at any time as the Swing Line Lender shall request, each Revolving Credit Lender shall purchase an undivided participating interest in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Swing Line Loans then outstanding (the "Swing Line Participation Amount"). On the date of such purchase, each Revolving Credit Lender shall transfer to the Swing Line Lender, in immediately available funds, such Revolving Credit Lender's Swing Line Participation Amount and upon receipt thereof the Swing Line Lender shall deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt by the Swing Line Lender of such funds and in an amount equal to such Revolving Credit Lender's Swing Line Participation Amount.

    (c) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Revolving Credit Lender its pro rata share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded), provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

    (d) Each Revolving Credit Lender's obligation to purchase participating interests pursuant to subsection 3.9(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by any of the Loan Parties or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

    3.10  L /C Commitment.   (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.13(a), agrees to issue Letters of Credit for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the relevant Issuing Bank, provided that no Issuing Bank shall have any obligation to, and shall not, issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the lesser of (A) the L/C Commitment and (B) the Revolving Credit Commitments at such time or (ii) the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders at such time would exceed the Revolving Credit Commitments at such time. Any Continuing Letter of Credit, including those set forth on Schedule 3.10, shall be deemed to be issued under this Agreement on the Closing Date and shall be a Letter of Credit for all purposes hereof (other than subsection 3.11).

    (b) Each Letter of Credit shall:

       (i) be denominated in Dollars and shall be either (1) a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, in connection with the working capital and business needs of the Borrower in the ordinary course of business (a "Standby Letter of Credit") or (2) a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit"); and

      (ii) expire no later than the earlier of (A) five Business Days prior to the Revolving Credit Termination Date and (B) one year after the date of issuance thereof (or, with respect to Letters of Credit the L/C Obligations in respect of which do not in the aggregate exceed $10,000,000 at any time, two years after the date of issuance thereof), provided that, subject to clause (A) above and subsection (d) below, any such Letter of Credit with an expiration date on or prior to the first anniversary of the date of issuance thereof may, at the request of the Borrower as set forth in the applicable Application or prior to expiration thereof, be automatically renewed on each anniversary of the issuance thereof for an additional period of one year unless the relevant Issuing Bank shall have given 60 days prior written notice to the Borrower and the beneficiary of such Letter of Credit that such Letter of Credit will not be renewed.

    (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

    (d) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law. The Issuing Banks and the Lenders agree that if the Required Lenders otherwise direct during the existence of a Default or Event of Default, each Issuing Bank shall take appropriate steps to prevent the automatic extension of any Letter of Credit described in clause (b)(ii) above.

    3.11  Procedure for Issuance of Letters of Credit.   The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified in its Issuing Bank Agreement an Application therefor, completed to the reasonable satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. The relevant Issuing Bank shall notify the Revolving Credit Lenders promptly of the receipt of any request pursuant to the immediately preceding sentence. Upon receipt of any Application, the relevant Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Borrower. The relevant Issuing Bank shall furnish a copy of such Letter of Credit to the Administrative Agent and the Borrower promptly following the issuance thereof.

    3.12  Fees, Commissions and Other Charges.   (a) The Borrower shall pay to the Administrative Agent, for the account of each Issuing Bank, a fronting fee with respect to each Letter of Credit, computed for the period from the date of issuance of such Letter of Credit or the immediately preceding L/C Fee Payment Date, as the case may be, to the next L/C Fee Payment Date to occur thereafter at the rate of 0.25% per annum (or such lower rate agreed between the Borrower and the relevant Issuing Bank in its Issuing Bank Agreement), calculated on the basis of a 360-day year for actual days elapsed, of the aggregate amount available to be drawn under such Letter of Credit during the period for which such fee is calculated. Such fronting fee shall be payable in arrears on each L/C Fee Payment Date to occur after the issuance of such Letter of Credit and on the Revolving Credit Termination Date and shall be nonrefundable.

    (b) The Borrower shall pay to the Administrative Agent, for the account of the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date of issuance of such Letter of Credit or the immediately preceding L/C Fee Payment Date, as the case may be, to the next L/C Fee Payment Date to occur thereafter at the rate of 1.625% per annum (the "L/C Fee Percentage"), calculated on the basis of a 360-day year for actual days elapsed, of the aggregate amount available to be drawn under such Letter of Credit during the period for which such fee is calculated, to be shared ratably among the L/C Participants in accordance with their respective Revolving Credit Commitment Percentages, provided, that from and after March 31, 2002, the L/C Fee Percentage shall be equal to the Applicable Margin for Eurodollar Loans in effect from time to time. Such commissions shall be payable in arrears on each L/C Fee Payment Date to occur after the issuance of such Letter of Credit and on the Revolving Credit Termination Date and shall be nonrefundable.

    (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

    (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

    3.13  L/C Participations.   (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in such Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which the relevant Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank's address for notices specified in its Issuing Bank Agreement an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

    (b) If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to subsection 3.13(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.13(a) is not in fact made available to the relevant Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the relevant Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

    (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.13(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof, provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

    3.14  Reimbursement Obligation of the Borrower.   (a) Each Issuing Bank shall notify the Borrower promptly of each drawing under a Letter of Credit. The Borrower agrees to reimburse the relevant Issuing Bank on the Business Day immediately following each date on which such Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to the relevant Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

    (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection 3.14 (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the Borrower is required to pay such amounts pursuant to paragraph (a) of this subsection at the rate which would then be payable on ABR Loans and (ii) thereafter, until payment in full at the rate which would be payable on any ABR Loans which were then overdue.

    (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 3.2 of ABR Loans in the amount of such drawing (but without any requirement for compliance with the conditions set forth in subsection 6.2). The Borrowing Date with respect to such borrowing shall be the Business Day immediately following the date of such drawing and each Revolving Credit Lender shall make its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent on such date to be used to repay the Reimbursement Obligation created by such drawing. The relevant Issuing Bank shall notify the Revolving Credit Lenders promptly of each drawing under a Letter of Credit to be reimbursed pursuant to this subsection 3.14(c). The application of such Loans shall satisfy the Borrower's Obligations under subsection 3.14(a) in the amount thereof.

    3.15  Obligations Absolute.   (a) The Borrower's Obligations under subsection 3.14 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank, any Lender or any beneficiary of a Letter of Credit.

    (b) The Borrower also agrees with the Issuing Banks and the Lenders that no Issuing Bank nor any Lender shall be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.14(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

    (c) No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays caused by such Issuing Bank's gross negligence or willful misconduct.

    (d) The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs, and to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

    3.16  Letter of Credit Payments.   If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall, within a reasonable time after its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit to ascertain that the same appear on their face to be in conformity with the terms and conditions of such Letter of Credit. The relevant Issuing Bank shall also promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

    3.17  Application.   To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

    3.18  Certain Reporting Requirements.   Each Issuing Bank will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate stated amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and (ii) on or prior to each Business Day on which an Issuing Bank expects to issue or amend any Letter of Credit, the date of such issuance or amendment and the aggregate stated amount of Letters of Credit to be issued by it and outstanding after giving effect to such issuance or amendment (and such Issuing Bank shall advise the Administrative Agent on such Business Day whether such issuance or amendment occurred and whether the amount thereof changed).

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

    4.1  Optional and Mandatory Prepayments.   (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent prior to 11:00 a.m., New York City time, one Business Day prior to such prepayment, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, provided that, if such prepayment is of Term Loans, such prepayment shall be applied to prepay the remaining installments of the Term Loans in the scheduled order of maturity. Upon receipt of any such notice the Administrative Agent shall notify each affected Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.11 and, in the case of prepayments of the Term Loans, accrued interest to such date on the amount prepaid. Amounts prepaid on account of the Term Loans may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

    (b) Unless the Required Lenders otherwise agree, the Term Loans shall be prepaid and the Revolving Credit Commitments shall be permanently reduced (and, in connection with any such reduction, the Swing Line Loans and Revolving Credit Loans shall be prepaid and/or the Letters of Credit shall be cash collateralized as provided in subsection 4.1(c)) as set forth in subsection 4.1(c) in an amount equal to 100% of (i) the Excess Securitization Amount, (ii) the Net Proceeds of any Asset Sale by Holdings, the Borrower or any of their Subsidiaries, provided that, if the Net Proceeds realized from any such Asset Sale (or series of related Asset Sales) is equal to or less than $1,000,000 (each such Asset Sale or series of related Asset Sales, a "De Minimus Asset Sale"), such Net Proceeds shall not result in any prepayment or reduction pursuant to this subsection, provided, further, if the aggregate Net Proceeds realized from De Minimus Asset Sales are equal to or greater than $5,000,000, such Net Cash Proceeds shall be subject to prepayment or reduction under this subsection and (iii) the Net Proceeds of any Casualty Event suffered by the Borrower or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this subsection 4.1(b), so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the Borrower may elect, by notice to the Administrative Agent, to retain, without compliance with respect thereto with this subsection 4.1(b), up to $20,000,000 in the aggregate of Net Proceeds from Asset Sales and Casualty Events occurring after the Closing Date which the Borrower would otherwise be required to apply to prepayment of the Term Loans and the reduction of the Revolving Credit Commitments (and, in connection with any such reduction, the prepayment of Swing Line Loans and Revolving Credit Loans and/or the cash collateralization of Letters of Credit as provided in subsection 4.1(c)). Unless the Required Lenders otherwise agree, the Term Loans shall be prepaid and the Revolving Credit Commitments shall be permanently reduced (and, in connection with any such reduction, the Swing Line Loans and Revolving Credit Loans shall be prepaid and/or the Letters of Credit shall be cash collateralized as provided in subsection 4.1(c)) as set forth in subsection 4.1(c) in an amount equal to 100% of the Net Proceeds of any Subordinated Debt issued or incurred by the Borrower, provided, if the Consolidated Leverage Ratio (calculated on a pro forma basis to give effect to such issuance or incurrence of Subordinated

Debt) is less than 2.5 to 1.0, but greater than 2.0 to 1.0 at the time of such issuance or incurrence, the percentage of Net Proceeds to be applied in accordance with this sentence shall be 50%, provided, further, if the Consolidated Leverage Ratio (calculated on a pro forma basis to give effect to such issuance or incurrence of Subordinated Debt) is less than 2.0 to 1.0 at the time of such issuance or incurrence, the percentage of Net Proceeds to be applied in accordance with this sentence shall be 0%. Except as otherwise provided in this subsection 4.1(b), each prepayment required pursuant to this subsection 4.1(b) shall be made, and each reduction of Revolving Credit Commitments pursuant to this subsection shall be effective, on the third Business Day following receipt of any Excess Securitization Amount, the Net Proceeds from the relevant Asset Sale or Casualty Event or the issuance or incurrence of the relevant Subordinated Debt.

    (c) All mandatory prepayments of Loans and all reductions of Revolving Credit Commitments pursuant to subsection 4.1(b) shall be made in the following order of priority: first the Term Loans shall be prepaid (with the amount of such prepayment being applied to prepay the remaining installments of the Term Loans in the scheduled order of maturity), and second, after the Term Loans shall have been prepaid in full, the Revolving Credit Commitments shall be reduced (and, to the extent that there are any Swing Line Loans and Revolving Credit Loans outstanding, the Swing Line Loans and the Revolving Credit Loans shall be prepaid (with the Swing Line Loans to be prepaid first)) in an aggregate amount equal to the lesser of (i) the amount of such reduction and (ii) the aggregate principal amount of then outstanding Swing Line Loans and Revolving Credit Loans, provided, that no further reduction of the Revolving Credit Commitments shall be required pursuant to this subsection 4.1 once the Revolving Credit Commitments have been reduced to $50,000,000.

    (d) Amounts to be applied pursuant to this subsection 4.1 to the prepayment of Term Loans and Revolving Credit Loans shall be applied first to reduce outstanding Term Loans and Revolving Credit Loans which are ABR Loans. Any amounts remaining after such application shall be applied to prepay Term Loans and Revolving Credit Loans which are Eurodollar Loans immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Term Loans which are Eurodollar Loans and (ii) allocable to Revolving Credit Loans to prepay Revolving Credit Loans which are Eurodollar Loans, in each case on the last day of the respective Interest Periods therefor (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans and/or Revolving Credit Loans which are Eurodollar Loans have been prepaid or until all cash on deposit in the Prepayment Account with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have control, including the right of withdrawal for application in accordance with this subsection 4.1(d). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans to be prepaid, provided that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Requirement of Law and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods therefor is not less than the amount that would have been available had no investments been made. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited and reinvested and disbursed as described above. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in the Prepayment Account and in any Cash Equivalents in which the Administrative Agent has invested any amounts in the Prepayment Account and in the proceeds of each thereof to secure the Obligations.

    4.2  Conversion and Continuation Options.   (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto (or on any other day if on the date of such conversion the Borrower pays to the Administrative Agent for the account of the applicable Lenders accrued interest on such Eurodollar Loans to the date of such conversion together with all amounts payable under subsection 4.11). The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Term Loan Lenders or the Required Revolving Credit Lenders, as the case may be, have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of conversions of Term Loans).

    (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Term Loan Lenders or the Required Revolving Credit Lenders, as the case may be, have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Revolving Credit Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans (in the case of continuations of Term Loans) and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted the affected Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

    4.3  Minimum Amounts and Maximum Number of Tranches.   All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than 12 Eurodollar Tranches outstanding at any time.

    4.4  Interest Rates and Payment Dates.   (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

    (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

    (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but taking into account any applicable grace period under subsection 11(a)), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to subsection 4.4(a) or (b), as the case may be, plus 2% or (y) in the case of overdue interest, commitment fees or other amounts due and payable hereunder, the rate described in subsection 4.4(b)

plus 2%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

    (d) Interest shall be payable in arrears on each applicable Interest Payment Date and the Revolving Credit Termination Date, provided that interest accruing pursuant to subsection 4.4(c) shall be payable from time to time on demand.

    4.5  Computation of Interest and Fees.   (a) Commitment fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed, except that whenever interest is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable, notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

    (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.4(a).

    4.6  Inability to Determine Interest Rate.   If prior to the first day of any Interest Period:

      (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

      (b) the Administrative Agent shall have received notice from the Required Term Loan Lenders or the Required Revolving Credit Lenders, as appropriate, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the affected Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent or the Required Term Loan Lenders or the Required Revolving Credit Lenders, as the case may be, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

    4.7  Pro Rata Treatment and Payments.   (a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:30 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Revolving Credit Lenders or the Term Loan Lenders, as the case may be, at the Administrative Agent's office specified in subsection 13.2, in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest shall be payable thereon at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

    (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's portion of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower, without prejudice to any right or claim the Borrower may have against such Lender.

    (c) Each borrowing by the Borrower of Term Loans and Revolving Credit Loans shall be made ratably from the Term Loan Lenders and Revolving Credit Lenders, respectively, in accordance with their respective Term Loan Commitment Percentages and Revolving Credit Commitment Percentages. Any reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders, in accordance with their respective Revolving Credit Commitment Percentages.

    4.8  Illegality.   Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.11.

    4.9  Requirements of Law.   (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

       (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

      (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall, within 10 Business Days after receipt by the Borrower of such Lender's written demand (with a copy to the Administrative Agent), pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable. If any Lender has demanded compensation under this subsection 4.9(a) with respect to any Eurodollar Loan, the Borrower shall have the option to convert immediately such Eurodollar Loan into an ABR Loan until the circumstances giving rise to such demand for compensation no longer apply, provided, that (i) no such conversion shall affect the Borrower's obligation to pay compensation as provided herein which is due with respect to the period prior to such conversion and (ii) on the date of such conversion the Borrower shall pay to the Administrative Agent for the benefit of the relevant Lender accrued interest on such Eurodollar Loan to the date of conversion, together with any amounts payable pursuant to subsection 4.11.

    (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof, shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 Business Days after receipt by the Borrower of such Lender's written demand (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

    (c) If any Lender becomes entitled to claim any additional amounts pursuant to subsection 4.9(a) or (b), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall not be obligated to compensate any Lender pursuant to this subsection 4.9 for amounts accruing prior to the date which is 180 days (provided, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect) before the date such Lender notifies the Borrower of the event by reason of which it has become entitled to additional amounts pursuant to subsection 4.9(a) or (b), provided that such notice need not include a computation of amounts in respect thereof. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    4.10  Taxes.   (a) Except as required by law, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any

Governmental Authority, excluding taxes imposed on the Administrative Agent or any Lender (or Transferee) as a result of any future, present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or Transferee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender (or Transferee) shall be increased ("increased amounts") to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to pay any increased amounts in the circumstances described in subparagraph (c) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower under the provisions of this subsection 4.10, the Borrower shall (i) pay such Taxes when due and (ii) promptly send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of remittance of Non-Excluded Taxes reasonably acceptable to the Administrative Agent. If the Borrower fails to comply with clauses (i) or (ii) of the previous sentence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure including the amount of Non-Excluded Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. The agreements in this subsection 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    (b) Each Lender (and each Transferee) that is not incorporated or organized under the laws of the United States of America or a state thereof shall:

       (i) in the case of a Lender or Assignee that is a "bank" under Section 881(c)(3)(A) of the Code, or any Loan Participant;

        (A) on or before the date it becomes a party to this Agreement (or, in the case of a Loan Participant, on or before the date such Loan Participant becomes a Loan Participant hereunder) and on or before the date, if any, such Lender (or Transferee) changes its applicable lending office by designating a different lending office (a "New Lending Office") deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which such participation was acquired) two properly completed and duly executed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, or successor applicable form, as the case may be;

        (B) deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which such participation was acquired) two further properly completed and duly executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower (or, in the case of a Participant, the Lender from which such participation was acquired) or upon the request of the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender from which such participation was acquired); and

        (C) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower (or, in the case of a Participant, the Lender from which such participation was acquired);

      (ii) in the case of a Lender or Assignee that is not a "bank" under Section 881(c)(3)(A) of the Code:

        (A) on or before the date it becomes a party to this Agreement deliver to the Borrower and the Administrative Agent (I) a certificate in the form of Exhibit I (an "Exemption Certificate") certifying under penalties of perjury that such Lender is eligible for a complete exemption from withholding on any payment hereunder under Section 881(c) of the Code and (II) a properly completed and duly executed Internal Revenue Service Form W-8BEN or Form W-8ECI or applicable successor form;

        (B) deliver to the Borrower and the Administrative Agent two further properly completed and duly executed copies of said Exemption Certificate at least annually and said Form W-8BEN or Form W-8ECI, or any successor applicable form on or before the date that any such form expires or becomes obsolete or, in either case, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or upon the request of the Borrower; and

        (C) obtain such extensions of time for filing and completing such forms or certifications as may be reasonably requested by the Borrower or the Administrative Agent;

and each Lender (or Transferee) that is incorporated or organized under the laws of the United States of America or a state thereof shall provide two properly completed and duly executed copies of Form W-9, or successor applicable form, at the times specified for delivery of forms under paragraph (b)(i) of this subsection unless, in any such case, any change in law or regulation has occurred subsequent to the date such Lender (or Transferee) became a party to this Agreement (or in the case of a Loan Participant, the date such Loan Participant became a Loan Participant hereunder) which renders all such forms inapplicable or which would prevent such Lender (or Transferee) from properly completing and executing any such form with respect to it and such Lender (or Transferee) so advises the Borrower and the Administrative Agent in writing no later than 15 calendar days before any payment hereunder or under any Note is due. Each such Lender (and each Transferee) shall certify (i) in the case of a Form W-8BEN or W-8ECI, that it is entitled to an exemption from, or reduction in, withholding of any United States federal income taxes with respect to payments under this Agreement and (ii) in the case of a Form W-8BEN, Form W-8ECI or W-9, that it is entitled to an exemption from United States backup withholding tax.

    (c) The Borrower shall not be required to indemnify any Lender (or Transferee), or to pay any increased amounts to any Lender (or Transferee) in respect of any Non-Excluded Tax, pursuant to this subsection 4.10 to the extent that (i) any obligation to withhold or deduct amounts with respect to taxes existed on the date such Lender (or Transferee) became a party to this Agreement (or, in the case of a Loan Participant, on the date such Loan Participant became a Loan Participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender (or Transferee) designated such New Lending Office with respect to a Loan, provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the written request of the Borrower, or (ii) any Lender (or Transferee) fails to comply in full with the provisions of subsection 4.10(b) hereof.

    (d) If the Administrative Agent or any Lender (or Transferee) receives a refund in respect of Non-Excluded Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Non-Excluded Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender (or Transferee), as the case may be, if it receives notice from the Administrative Agent or applicable Lender (or Transferee) that such Administrative Agent or Lender (or Transferee) is required to repay such refund.

    4.11  Indemnity.   The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (other than the loss of any payments in respect of the Applicable Margin) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or converting any Eurodollar Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    4.12  Change of Lending Office; Filing of Certificates or Documents.   Each Lender agrees that if it makes any demand for payment, or becomes entitled to any increased amounts, under subsection 4.8, 4.10 or 4.11(a) or if any adoption or change of the type described in subsection 4.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a New Lending Office or file any certificate or document reasonably requested in writing by the Borrower if such action would reduce or obviate the need for the Borrower to make payments under subsection 4.8, 4.10 or 4.11(a) or would eliminate or reduce the effect of any adoption or change described in subsection 4.9.

    4.13  Replacement Lenders.   In the event that the Borrower becomes obligated to pay additional amounts or increased amounts to, or receives notice from, any Lender pursuant to subsection 4.8, 4.9 or 4.10 then, unless such Lender has theretofore removed or cured the conditions which result in the obligation to pay such additional amounts or increased amounts, the Borrower may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to subsection 13.6(c) all of its rights and obligations under this Agreement to another bank or financial institution which is willing to become a Lender and is acceptable (which acceptance shall not be unreasonably withheld) to the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, any accrued but unpaid commitment fees in respect of such Lender's Commitment and any other amounts payable to such Lender under this Agreement (including, without limitation, amounts payable under subsection 4.11).

SECTION 5. REPRESENTATIONS AND WARRANTIES

    To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

    5.1  Financial Condition.   The consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 29, 2000 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at March 30, 2001 and June 29, 2001 and the related unaudited consolidated statements of operations and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither Holdings nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 29, 2000 to and including the date of this Agreement there has been no sale, transfer or other disposition by Holdings or any of its consolidated Subsidiaries of any material part of its or their business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Holdings and its consolidated Subsidiaries at December 29, 2000.

    5.2  No Change.   (a) Since December 29, 2000, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from December 29, 2000 to and including the date of this Agreement no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings nor has any of the Capital Stock of Holdings been redeemed, retired, purchased or otherwise acquired for value by Holdings or any of its Subsidiaries.

    5.3  Corporate Existence; Compliance with Law.   Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified or licensed to do business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified and/or in good standing, in the aggregate is not reasonably likely to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith is not, in the aggregate, reasonably likely to have a Material Adverse Effect.

    5.4  Corporate Power; Authorization; Enforceable Obligations.   Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the Extensions of Credit on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance by it of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by any Loan Party in connection with the Extensions of Credit hereunder or with the execution, delivery or performance by each applicable Loan Party or the validity or enforceability with respect to or against any Loan Party of the Loan Documents to which it is a party. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    5.5  No Legal Bar.   The execution, delivery and performance of the Loan Documents, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation other than as contemplated in or permitted by the Loan Documents.

    5.6  No Material Litigation.   No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which has a reasonable possibility of an adverse determination, and if adversely determined, is reasonably likely to have a Material Adverse Effect.

    5.7  No Default.   No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect which is reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

    5.8  Ownership of Property; Liens.   Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property except for such matters as do not materially adversely affect the use of the property in the conduct of the business as currently conducted, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 8.3.

    5.9  Intellectual Property.   (a) Each Loan Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business except for those the failure to own or license which is not reasonably likely to have a Material Adverse Effect and (b) no claim of which Holdings or the Borrower has been given notice has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, except for such claims that, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    5.10  No Burdensome Restrictions.   No Requirement of Law or Contractual Obligation applicable to any Loan Party is reasonably likely to have a Material Adverse Effect.

    5.11  Taxes.   Holdings and the Borrower and its Subsidiaries have filed or caused to be filed all tax returns which, to the knowledge of Holdings and its Subsidiaries, are required to be filed in respect of periods subsequent to the Closing Date and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect of such periods and all other material taxes imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party and other than any taxes which in the aggregate would not have a Material Adverse Effect as the case may be) in respect of such periods; no tax lien has been filed (except as permitted by subsection 8.3).

    5.12  Federal Regulations.   No part of the proceeds of any Extension of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

    5.13  ERISA.   Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except where, in connection with any such event or non-compliance, the liability which would be likely to result is not reasonably likely to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred except where, in connection with any such termination, the liability which would be likely to result is not reasonably likely to have a Material Adverse Effect, and no Lien (except as permitted by subsection 8.3) which remains unsatisfied in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount in excess of $15,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in

Reorganization or Insolvent, except where, in any such case, the liability which would be likely to result is not reasonably likely to have a Material Adverse Effect.

    5.14  Investment Company Act; Other Regulations.   No Loan Party is, or is "controlled" by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors) which limits its ability to incur Indebtedness as contemplated herein.

    5.15  Subsidiaries.   The Subsidiaries of Holdings and the Borrower, as set forth in Schedule 5.15, constitute all the Subsidiaries of Holdings and the Borrower as of the Closing Date. The Material Subsidiaries of the Borrower, as set forth in Schedule 5.15, constitute all the Material Subsidiaries of the Borrower as of the Closing Date.

    5.16  Purpose of Loans.   The proceeds of the Term Loans shall be used by the Borrower to refinance and repurchase existing indebtedness of the Borrower under the Existing Credit Agreement. The proceeds of the Revolving Credit Loans shall be used by the Borrower (i) to refinance and repurchase existing indebtedness of the Borrower under the Existing Credit Agreement, (ii) for general corporate purposes, including working capital needs, of the Borrower and its Subsidiaries in the ordinary course of business, (iii) for acquisitions permitted under this Agreement and (iv) for Investments permitted under this Agreement (including in Joint Ventures).

    5.17  Environmental Matters.   Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect:

      (a) The facilities and properties owned (including without limitation the Mortgaged Properties), leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to any liability under, any Environmental Law or could interfere with the continued operation of the Properties or could reasonably be expected to impair the fair saleable value thereof.

      (b) The Borrower and its Subsidiaries and the Properties are in compliance, and to the knowledge of the Borrower and its Subsidiaries have in the last three years been in compliance with all applicable Environmental Laws and applicable Environmental Permits, and the Borrower and its Subsidiaries reasonably believe that they will be able to comply with all applicable Environmental Laws in the future and renew or obtain all Environmental Permits necessary for their operations in the future.

      (c) Hazardous Materials have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, nor has their disposal been arranged for, (i) by the Borrower or any of its Subsidiaries in violation of, or (ii) in a manner or to a location which is reasonably likely to give rise to liability under, any applicable Environmental Law; nor have any Hazardous Materials been generated, treated, stored, emitted, discharged or otherwise released or threatened to be released or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

      (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or to the knowledge of the Borrower or any of its Subsidiaries will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, or the Properties or the Business.

    5.18  Accuracy of Information.   The factual statements and information contained in the Confidential Information Memorandum dated September 2001 relating to Holdings and its Subsidiaries (as the same may be supplemented in writing through the Closing Date, the "Information Memorandum"), when taken as a whole, were, as of the date of such Information Memorandum or the dates otherwise specified therein or written supplements thereto, accurate in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, provided that to the extent any such information therein was based upon or constitutes a forecast or projection or pro forma financial information, Holdings and the Borrower represent only that such forecasts or projections or pro forma financial information were based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made.

    5.19  Solvency.   As of the Closing Date, after giving effect to the transactions contemplated to occur on the Closing Date and the making of the Term Loans and the initial Revolving Credit Loans (as if such Term Loans and Revolving Credit Loans were made on the Closing Date), each Loan Party is Solvent.

    5.20  Labor Matters.   There are no strikes pending or, to Holdings' or the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law, except to the extent such violations are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Subsidiaries (or any predecessor) is bound.

    5.21  Security Documents.   (a) The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders (and the Lender Affiliates party to any Specified Hedge Agreement), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Documents, when stock certificates representing such Pledged Stock, together with stock powers executed in blank, are delivered to and maintained by the Administrative Agent, and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 5.21(a) in appropriate form are filed in the offices specified on Schedule 5.21(a), the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Pledged Stock and such Collateral covered by and perfected by filing pursuant to Article 9 of the Uniform Commercial Code and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by subsection 8.3).

    (b) Each of the Mortgages is or, upon execution, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders (and the Lender Affiliates party to any Specified Hedge Agreement), a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and the Mortgages, or when the Mortgages are filed in the offices specified on Schedule 5.21(b), each such Mortgage shall, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, except for Liens permitted by subsection 8.3. Schedule 1.1B lists the Mortgaged Properties.

    (c) No Mortgage encumbers or will encumber improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and has not been obtained.

SECTION 6. CONDITIONS PRECEDENT

    6.1  Conditions to Term Loans.   The effectiveness of this Agreement and the agreement of each Lender to make the Term Loan requested to be made by it is subject to the satisfaction on the Closing Date, of the following conditions precedent:

      (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Holdings and the Borrower with a counterpart for the Administrative Agent and each Lender, (ii) each Borrower Pledge Agreement, executed and delivered by a duly authorized officer of the Borrower with a counterpart for the Administrative Agent and each Lender, (iii) the Borrower Security Agreement, executed and delivered by a duly authorized officer of the Borrower with a counterpart for the Administrative Agent and each Lender, (iv) the Collateral Agreement, executed and delivered by a duly authorized officer of each Guarantor with a counterpart for the Administrative Agent and each Lender, (v) the Holdings Pledge Agreement, executed and delivered by a duly authorized officer of Holdings with a counterpart for the Administrative Agent and each Lender, (vi) the Subsidiaries' Guarantee, executed and delivered by a duly authorized officer of each Loan Party party thereto with a counterpart for the Administrative Agent and each Lender, (vii) for the account of each Revolving Credit Lender which requests a Revolving Credit Note on the Closing Date, a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (viii) for the account of each Term Loan Lender which requests a Term Note on the Closing Date, a Term Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, and (ix) if requested by the Swing Line Lender on the Closing Date, for the account of the Swing Line Lender, a Swing Line Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

      (b) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

      (c) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of each Loan Document to which it is a party, and (ii) with respect to the Borrower, the Extensions of Credit contemplated hereunder, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

      (d) Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

      (e) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

      (f)  Fees and Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

      (g) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit G, and the executed legal opinions of such local or special counsel as the Administrative Agent deems reasonably advisable. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

      (h) Interim Consolidated Financial Statements. The Lenders shall have received, to the extent available, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at March 30, 2001 and June 29, 2001 and the related unaudited consolidated statements of income and of cash flows for the three-month periods ended on such dates, certified by a Responsible Officer of Holdings to be complete and correct and present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month periods then ended.

      (i)  Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

      (j)  No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

      (k) Approvals. All governmental and third party approvals necessary to enter into and consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.

      (l)  Pledged Stock and Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

      (m) Filings, Registrations and Recordings. Each document required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders (and Lender Affiliates party to any Specified Hedge Agreement), a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by subsection 8.3), shall have been filed or shall be in proper form for filing, registration or recordation.

      (n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of subsection 4.3 of the Collateral Agreement.

    6.2  Conditions to Each Extension of Credit.   The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (other than the Term Loans), and the agreement of the Issuing Bank to issue any Letter of Credit for which an Application is presented, is subject to the satisfaction of the following conditions precedent:

      (a) Closing Date. The Closing Date shall have occurred on or prior to such date.

      (b) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

      (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

      (d) Borrowing Requests and Applications. The Administrative Agent shall have received a request or Application for such Loan or Letter of Credit if and as required by subsection 3.2, 3.8, 3.11 or 3.14, as applicable.

Each such Extension of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in clauses (a), (b) and (c) of this subsection have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

    Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document or any Letter of Credit remains outstanding, it shall and (except in the case of delivery of financial information, reports and notices which shall be performed by the Borrower) shall cause each of its Subsidiaries (other than any Joint Venture and any Receivables Subsidiary) to, unless the Required Lenders shall otherwise consent in writing:

    7.1  Financial Statements.   Furnish to each Lender:

      (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings or the Borrower, as the case may be, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries, or if the Merger is consummated, the Borrower and its consolidated Subsidiaries, as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or a qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

      (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings or the Borrower, as the case may be, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, or if the Merger is consummated, the Borrower and its consolidated Subsidiaries, as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows of Holdings and its consolidated Subsidiaries, or if the Merger is consummated, the Borrower and its consolidated Subsidiaries, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings or the Borrower, as the case may be, as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

    7.2  Certificates; Other Information.   Furnish to each Lender:

      (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

      (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer of Holdings and the Borrower (i) stating that, to the best of such Responsible Officer's knowledge, Holdings and the Borrower during such period have observed or performed all of their respective covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by them during such period, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) setting forth in reasonable detail the calculations required to determine compliance with subsections 4.1(b), 8.1, 8.2(c), 8.6(g), 8.8, 8.9 and 8.10(d) and (f) through (h) inclusive and required to determine the Leverage Ratio Level as of the date of delivery of such certificate, (iii) stating that no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.9 with respect thereto), (iv) stating that neither the Borrower nor any of its Subsidiaries has changed its name or its jurisdiction of incorporation without complying with the requirements of this Agreement and the Security Documents with respect thereto and (v) setting forth a listing of any material Intellectual Property acquired by any Loan Party;

      (c) not later than forty-five days after the beginning of each fiscal year of the Borrower, a copy of a business plan and the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for such fiscal year, such projections for such fiscal year to be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such projections have been prepared using assumptions believed in good faith by management of the Borrower to be reasonable at the time made;

      (d) within five Business Days after the same are sent, copies of all financial statements and reports which Holdings sends to the holders of any securities of the Loan Parties registered with the SEC, and within ten Business Days after the same are filed, copies of all financial statements and reports which Holdings may make to, or file with, the SEC or any analogous Governmental Authority;

      (e) in the event the Borrower elects to exercise its right to retain amounts received in respect of a Casualty Event to repair or replace any property which is the subject of such Casualty Event, the Borrower shall promptly deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the amount of the Net Proceeds of such Casualty Event which the Borrower expects to use for such purpose; and

      (f)  promptly, such additional financial and other information within the possession of Holdings or of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request through the Administrative Agent.

    7.3  Payment of Obligations.   Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) as contemplated by this Agreement, (b) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books and (c) for other delinquent obligations (including trade payables and liabilities) the failure to pay which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

    7.4  Conduct of Business and Maintenance of Existence.   Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except for rights, privileges and franchises, the loss of which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and except as otherwise permitted pursuant to subsection 8.5; comply in all material respects with all Contractual Obligations and Requirements of Law (excluding, for purposes of this subsection 7.4, Requirements of Law and Contractual Obligations specifically addressed elsewhere in this Section 7) except to the extent the failure to comply therewith, in the aggregate, is not reasonably likely to have a Material Adverse Effect.

    7.5  Maintenance of Property; Insurance.   Keep all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted); maintain insurance with financially sound and reputable insurance companies (or, to the extent consistent with prudent business practice, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

    7.6  Inspection of Property; Books and Records; Discussions.   Keep proper financial records in conformity with GAAP and all applicable Requirements of Law; and permit (a) representatives of the Administrative Agent (and, after the occurrence and during the continuance of an Event of Default, any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice, and as often as may reasonably be desired, and (b) upon reasonable notice during normal business hours, representatives of the Administrative Agent or any Lender to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (provided that officers of the Borrower or the applicable Subsidiary are offered the reasonable opportunity to be present at such discussion).

    7.7  Notices.   Promptly give notice to the Administrative Agent and each Lender of:

      (a) the occurrence of any Default or Event of Default;

      (b) any (i) default or event of default under any Contractual Obligation of Holdings or of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of their respective Subsidiaries and any Governmental Authority, which in either case, has a reasonable possibility of an adverse determination or result, and if not cured, or resolved or if adversely determined, as the case may be, is reasonably likely to have a Material Adverse Effect;

      (c) any litigation or proceeding affecting Holdings, the Borrower or any of their respective Subsidiaries in which the amount involved is not covered by insurance or in which injunctive or similar relief is sought which has a reasonable possibility of an adverse determination and which, if adversely determined, is reasonably likely to have a Material Adverse Effect;

      (d) the following events, as soon as practicable and in any event within 30 days after Holdings knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each of cases (i) and (ii), where such event is reasonably likely to have a Material Adverse Effect; and

      (e) any development or event which is reasonably likely to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of Holdings and the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings and the Borrower propose to take with respect thereto.

    7.8  Environmental Laws.   Comply with, and use reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws (including, but not limited to, compliance with all requirements as to investigations, studies, sampling and testing, and all remedial, removal and other actions, under such Environmental Laws and compliance with all lawful orders and directives of all Governmental Authorities regarding such Environmental Laws) and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits required by applicable Environmental Laws, except, in each such case, to the extent the failure to comply therewith, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

    7.9  Additional Collateral.   (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Joint Venture or Receivables Subsidiary) that are intended to be subject to the Lien created by any of the Security Documents (it being agreed that Excluded Property is not intended to be subject to the Lien created by any of the Loan Documents) but which are not so subject (other than (x) any assets described in paragraph (b) or (c) of this subsection and (y) any assets subject to a Lien permitted by Section 8.3(f)), promptly (and in any event within 45 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements (or other documents such as United States Patent and Trademark Office filings and United States Copyright Office filings) in such jurisdictions as may be requested by the Administrative Agent (it being agreed that (A) no Mortgage shall be required to be executed and delivered with respect to any parcel of real property acquired after the Closing Date unless the book value of such parcel of real property exceeds $1,000,000 and (B) no action shall be required pursuant to this clause (ii) to perfect a Lien in assets that would not constitute UCC Filing Collateral unless the book value of such assets is greater than $1,000,000, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a Foreign Subsidiary, Joint Venture or Receivables Subsidiary), promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the relevant Pledge Agreement or Collateral Agreement as the Administrative Agent shall deem necessary or advisable to grant to the

Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Subsidiaries' Guarantee and the Collateral Agreement, in each case pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements (or other documents such as United States Patent and Trademark Office filings and United States Copyright Office filings) in such jurisdictions as may be requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (c) With respect to any Person that, subsequent to the Closing Date, becomes a first tier Foreign Subsidiary, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the relevant Pledge Agreement or Collateral Agreement as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Foreign Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

    (d) Notwithstanding any other provision of this Agreement, any Security Document or any other Loan Document, in no event shall any Excluded Property be required to be subject to any Lien hereunder, under any Security Document or under any other Loan Document.

    7.10  Consummation of Permitted Securitization Transaction.   Consummate within 14 days of the Closing Date, pursuant to documentation satisfactory in form and substance to the Administrative Agent, a Permitted Securitization Transaction having a facility limit of not less than $75,000,000, provided, that the Borrower may at any time after the consummation of such Permitted Securitization Transaction, terminate such Permitted Securitization Transaction so long as (i) after giving effect to such termination, Holdings shall be in pro forma compliance with the covenants contained in subsection 8.1, (ii) both immediately before and after giving effect to such termination, no Default or Event of Default shall have occurred and be continuing and (iii) after giving effect to such termination, the aggregate Available Revolving Credit Commitments shall be at least $50,000,000. The Lenders and the Administrative Agent consent to the execution and delivery of such documentation, in form and substance satisfactory to the Administrative Agent, and the performance and consummation of the transactions contemplated thereunder by all applicable Loan Parties.

SECTION 8. NEGATIVE COVENANTS

    Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document or any Letter of Credit remains outstanding, neither Holdings nor the Borrower shall, nor (except with respect to subsection 8.1) shall Holdings or the Borrower permit any of their respective Subsidiaries (other than any Joint Venture and any Receivables Subsidiary) to, directly or indirectly, unless the Required Lenders shall otherwise agree in writing:

    8.1  Financial Condition Covenants.

      (a) Maintenance of Net Worth. Permit Consolidated Net Worth at the end of any fiscal quarter to be less than an amount equal to the sum of (i) $262,977,000 and (ii) 50% of aggregate Consolidated Net Income for each fiscal quarter ending after June 29, 2001 for which Consolidated Net Income is positive.

      (b) Maintenance of Consolidated Interest Coverage Ratio. Permit for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter the Consolidated Interest Coverage Ratio for such period to be less than 2.50 to 1.00.

      (c) Maintenance of Consolidated Leverage Ratio. Permit for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter the Consolidated Leverage Ratio for such period to be greater than 3.25 to 1.00.

    8.2  Limitation on Indebtedness.   Create, incur, assume or suffer to exist any Indebtedness, except:

      (a) Indebtedness in respect of the Loans, any Notes, the Guarantees, the Letters of Credit and the other obligations of the Loan Parties under this Agreement and the other Loan Documents;

      (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

      (c) Non-Recourse Indebtedness secured by Liens permitted pursuant to subsection 8.3(i), provided that the aggregate principal outstanding amount of such Non-Recourse Indebtedness shall not exceed an amount equal to 5% of Consolidated Capitalization at any time;

      (d) Indebtedness of Foreign Subsidiaries (other than Indebtedness owed to the Borrower or any other Subsidiary) of up to $30,000,000 in aggregate principal amount at any one time outstanding;

      (e) (i) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(e) and (ii) extensions, renewals, refinancings or successive refinancings (in whole or in part) thereof that do not increase, or shorten the maturity to a date prior to October 31, 2007 of, the principal amount thereof;

      (f)  Indebtedness in respect of performance bonds, indemnity bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business, provided that no such bond, bankers acceptance, letter of credit or similar obligation is provided to secure or support the repayment of other Indebtedness;

      (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of notice to the Borrower or any Subsidiary of its incurrence;

      (h) Indebtedness arising out of an Investment permitted under subsection 8.10(f) or an Asset Sale permitted under subsection 8.6(e) consisting of (i) obligations with respect to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, provided that such obligations are outstanding for a period of two years or less following the creation thereof or (ii) customary indemnities granted to the seller or buyer in connection with such Investment or Asset Sale, as the case may be;

      (i)  Indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation of the acquisition and (ii) immediately after giving effect to the acquisition of such Person no Default or Event of Default shall have occurred and be continuing;

      (j)  Subordinated Debt, provided that the Net Proceeds of any such Subordinated Debt are applied to prepay Loans (and/or cash collateralize Letter of Credit) and the Revolving Credit Commitments are reduced, in each case to the extent required by subsection 4.1(b); and

      (k) any additional Indebtedness of Holdings and any of its Subsidiaries, including, without limitation, Indebtedness incurred to finance the acquisition, construction, repair or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise), provided, that the sum of (i) the amount of outstanding guarantees under subsection 8.4(e) and (ii) the amount of outstanding Indebtedness under this subsection 8.2(k), shall not exceed $40,000,000 at any time outstanding.

    8.3  Limitation on Liens.   Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

      (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the relevant Subsidiary, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

      (b) statutory landlords' liens and carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

      (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

      (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

      (e) easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or such Subsidiary;

      (f)  Liens securing Indebtedness of Holdings and its Subsidiaries permitted by subsection 8.2(k) incurred to finance all or any part of the acquisition, construction, repair or improvement of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition, construction, repair or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property acquired, constructed, repaired or improved with the proceeds of such Indebtedness, (iii) the amount of Indebtedness secured thereby shall not subsequently be increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such asset or the amount expended to construct or improve such asset, as the case may be;

      (g) Liens in existence on the date hereof listed on Schedule 8.3(g), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby shall not subsequently be increased;

      (h) Liens on assets of any Foreign Subsidiary (other than stock pledged pursuant to any Borrower Pledge Agreement or the Collateral Agreement) securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2(d);

      (i)  Liens securing Non-Recourse Indebtedness of Holdings and its Subsidiaries permitted by subsection 8.2(c);

      (j)  Liens on documents of title and property covered thereby securing Indebtedness in respect of Commercial Letters of Credit;

      (k) all building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority now or hereafter enacted;

      (l)  Liens on Excluded Property (including Securitization Receivables) which are subject to any Permitted Securitization Transaction (granted in connection with such Permitted Securitization Transaction), including Liens on the assets of any Receivables Subsidiary (including Excluded Property) created pursuant to any Permitted Securitization Transaction and Liens incurred by the Borrower and its other Subsidiaries on Excluded Property (including Securitization Receivables) to secure obligations owing by them in respect of such Permitted Securitization Transaction;

      (m) Liens granted pursuant to the Loan Documents;

      (n) Liens on any property or assets of any Person which becomes a Subsidiary after the date hereof (including as a result of a merger with a special purpose Subsidiary formed in connection with such Person becoming a Subsidiary and solely for such purpose) securing Indebtedness permitted by subsection 8.2(i), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation of such event, (ii) any such Lien does not by its terms cover any property or assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

      (o) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clause (f) or (g) of this Section and which are otherwise permitted hereunder; provided that (i) such Liens do not at any time encumber any property other than the property subject to the Lien being refinanced, extended, renewed or refunded and (ii) the amount of Indebtedness secured thereby is not increased;

      (p) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving in the aggregate a liability (not paid or fully covered by insurance) not in excess of $5,000,000; provided the same are vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

      (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, so long as such Liens attach only to the goods so imported;

      (r) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, so long as such Liens attach only to the goods so consigned; and

      (s) Liens on funds in applicable bank accounts securing Indebtedness permitted pursuant to subsection 8.2(g).

    8.4  Limitation on Guarantee Obligations.   Create, incur, assume or suffer to exist any Guarantee Obligation except:

      (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4(a);

      (b) the Guarantees and Letters of Credit;

      (c) guarantees made in the ordinary course of its business by Holdings or the Borrower of obligations of any Subsidiary, which obligations are otherwise permitted under this Agreement;

      (d) guarantees in respect of obligations to third parties issued in the ordinary course of business in connection with relocation of employees of the Borrower or any of its Subsidiaries;

      (e) guarantees by Holdings and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $10,000,000 at any one time outstanding, provided, that the sum of (i) the amount of outstanding guarantees under this subsection 8.4(e) and (ii) the amount of outstanding Indebtedness under subsection 8.2(k), shall not exceed $40,000,000 at any time outstanding; and

      (f)  representations, warranties, covenants and indemnities entered into by the Borrower or any other Loan Party and reasonably customary for securitization transactions similar to the relevant Permitted Securitization Transaction; provided, that, in no event, shall the Borrower or any other Loan Party guarantee the ability to collect upon, or the payment by the Receivables Obligor of, the Receivables subject to a Permitted Securitization Transaction or the financing related thereto.

    8.5  Limitation on Fundamental Changes.   Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

      (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that (i) the Borrower shall be the continuing or surviving corporation and (ii) if the Merger has occurred, such merger or consolidation does not adversely affect the value of the Collateral) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that (i) the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation and (ii) the surviving corporation shall be a Subsidiary Guarantor if either party to such merger or consolidation is a Subsidiary Guarantor);

      (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower (provided that, if the Merger has occurred, such sale, lease, transfer or other disposition does not adversely affect the value of the Collateral) or any other wholly owned Subsidiary of the Borrower and which is a Subsidiary Guarantor if the transferor is a Subsidiary Guarantor;

      (c) pursuant to any transaction expressly permitted by subsection 8.6 or 8.10; and

      (d) the Merger, provided that, (i) Holdings shall thereafter be the "Borrower" for all purposes of this Agreement, (ii) the provisions of Sections 9 and 10 shall cease to apply to Holdings and (iii) Holdings shall be deemed to and hereby shall assume all of the Borrower's obligations under the Loan Documents (without limiting the foregoing, Holdings shall execute such documents and take such other actions as the Administrative Agent may reasonably request in connection with the Merger and the assumption of the obligations of the "Borrower" under this Agreement and the other Loan Documents) and provided, further, that there has not been a merger, consolidation, sale, lease, transfer or other disposition pursuant to paragraph (a) or (b) of this subsection 8.5 that, after giving effect to the Merger, adversely affects the value of the Collateral.

    8.6  Limitation on Sale of Assets.   Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Receivables and leasehold interests and any sale, transfer or other disposition in connection with a Sale/Leaseback Transaction), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than Holdings or any wholly owned Subsidiary, except:

      (a) the conveyance, sale, lease, assignment, transfer or other disposition of Obsolete Property in the ordinary course of business;

      (b) the sale of inventory in the ordinary course of business;

      (c) the sale or discount for fair value without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

      (d) as permitted by subsection 8.5(a), 8.5(b) or 8.5(d);

      (e) the sale or disposition of any asset or assets (other than as permitted in clauses (a) through (d) of this subsection 8.6) in the ordinary course of business, provided that the net proceeds from any such transaction do not exceed $250,000;

      (f)  sales of Receivables pursuant to a Permitted Securitization Transaction;

      (g) Asset Sales (other than Asset Sales of inventory and other than any other Asset Sale permitted under this subsection 8.6) in the ordinary course of business, provided that (i) the Net Proceeds of any such Asset Sale are applied to prepay Loans (and/or cash collateralize Letters of Credit) and the Revolving Credit Commitments are reduced, in each case to the extent required by subsection 4.1(b), (ii) the aggregate amount of Net Proceeds of Asset Sales subsequent to the Closing Date shall not exceed $70,000,000 and (iii) the Net Proceeds from any Asset Sale subsequent to the Closing Date (or series of related Asset Sales) shall not exceed $35,000,000;

      (h) the lease (as lessor) of real or personal property in the ordinary course of business;

      (i)  any Investment permitted by Section 8.10 and any Restricted Payment permitted by Section 8.8;

      (j)  consignment arrangements or similar arrangements for the sale of goods in the ordinary course of business and consistent with the past practice of the Borrower and its Subsidiaries prior to the Closing Date; and

      (k) licenses or sublicenses of software, trademarks and other Intellectual Property in the ordinary course of business which do not materially interfere with the business of Holdings, the Borrower or any Subsidiary, as the case may be.

To the extent that any sale permitted under this subsection 8.6 is of the capital stock of any Subsidiary, such capital stock shall be released from the security interest therein created pursuant to the Security Documents and such Subsidiary, if it is a Subsidiary Guarantor, shall be released from its obligations under the Subsidiaries' Guarantee.

    8.7  [Intentionally Omitted.]

    8.8  Limitation on Restricted Payments.   Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or in options, warrants or other rights to purchase such common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that,

      (a) the Borrower may pay cash dividends to Holdings to pay any taxes or expenses required to be paid by Holdings in the ordinary course of business and to maintain a cash balance of $250,000 for the payment of such taxes and expenses, provided that any such taxes or expenses are paid no later than fifteen Business Days after the date on which the relevant dividend is made;

      (b) the Borrower may pay dividends to Holdings to enable Holdings to make investments and satisfy obligations permitted to be made and incurred under Section 9;

      (c) so long as no Default or Event of Default has occurred or would occur after giving effect to such declaration or payment, the Borrower may, from time to time, declare and pay cash dividends to Holdings on the common stock of the Borrower in an aggregate amount not to exceed $5,000,000 in any fiscal year of the Borrower or $10,000,000 in the aggregate, provided, that the proceeds of such dividends shall be used within 30 days of the receipt of such dividends by Holdings to repurchase Holdings stock or stock options from, or to cash out other management equity interests held by, management employees of Holdings or any of its Subsidiaries, and provided, further, that such $10,000,000 amount shall be increased by the proceeds of any additional Holdings capital stock which is issued to any management employees of Holdings or any of its Subsidiaries so long as such proceeds are contributed by Holdings to the capital of the Borrower; and

      (d) so long as no Default or Event of Default shall have occurred and be continuing, Holdings and the Borrower may redeem or repurchase shares of its own common stock or common stock options or declare and pay cash dividends on its own common stock in order to enable Holdings to declare and pay equivalent cash dividends to its shareholders in an aggregate amount not to exceed $75,000,000, provided, that, once the Index Debt of Holdings or the Borrower is rated BBB- or higher (with a stable outlook) by S&P and Baa3 or higher (with a stable outlook) by Moody's, Holdings and the Borrower may redeem or repurchase additional shares of its own common stock or common stock options or pay cash dividends on its own common stock in order to enable Holdings to declare and pay equivalent cash dividends to its shareholders, in any fiscal year of the Borrower, in an aggregate amount not to exceed 50% of Consolidated Net Income for the preceding fiscal year of the Borrower.

    8.9  Limitation on Capital Expenditures.   Make or commit to make Capital Expenditures in the aggregate for the Borrower and its Subsidiaries during any fiscal year of the Borrower, in excess of $70,000,000, provided, that, up to 100% of any amount permitted to be expended in any fiscal year if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year but, if not so expended in the fiscal year immediately succeeding the fiscal year for which it is permitted may not be carried over for expenditure in succeeding fiscal years.

    8.10  Limitation on Investments, Loans and Advances.   Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person (an "Investment"), except:

      (a) extensions of trade credit (including to Foreign Subsidiaries) and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business;

      (b) investments in Cash Equivalents;

      (c) payroll advances in the ordinary course of business and loans and advances to employees and directors of Holdings, the Borrower or any of its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for Holdings, the Borrower and its Subsidiaries not to exceed $500,000 at any time outstanding;

      (d) Investments in Subsidiaries and in RISA and Investments by such Subsidiaries in the Borrower and in other Subsidiaries, provided that the aggregate amount of all such Investments (including Investments in the nature of sales and transfers of assets (including, pursuant to a transaction permitted under subsection 8.5(b) and assumption or guarantees of Indebtedness) for less than fair market value) after the Closing Date (i) in the Mexican Subsidiary and RISA shall not exceed at any one time outstanding the sum of (A) $15,000,000 and (B) the aggregate Capital Expenditures made by the Mexican Subsidiary and RISA and funded by Investments by the Borrower or Holdings, provided further, that additional Investments in the Mexican Subsidiary and RISA shall reduce on a dollar-for-dollar basis acquisitions permitted under Section 8.10(f) and Investments permitted under Section 8.10(g), (ii) in Foreign Subsidiaries (including the Mexican Subsidiary and RISA) shall not exceed at any one time outstanding the sum of (A) $25,000,000 and (B) the amount referred to in clause (i)(B) above, provided further, that additional Investments in Foreign Subsidiaries shall reduce on a dollar-for-dollar basis acquisitions permitted under Section 8.10(f) and Investments permitted under Section 8.10(g), and (iii) in Subsidiaries (other than Foreign Subsidiaries and RISA) which are not Subsidiary Guarantors shall not exceed at any one time outstanding $15,000,000, provided further, that additional Investments in Subsidiaries which are not Subsidiary Guarantors shall reduce on a dollar-for-dollar basis acquisitions permitted under Section 8.10(f) and Investments permitted under Section 8.10(g);

      (e) advances by the Borrower to Holdings, in lieu of the payment of cash dividends, to enable Holdings to make the payments contemplated by subsection 8.8, provided that, if such advances are made with respect to the payments contemplated by subsection 8.8(a) or 8.8(b), such advances are used to make such payments within fifteen Business Days after such advances are made;

      (f)  acquisitions, by the Borrower or any Subsidiary Guarantor, of all the Capital Stock of any Person or, acquisitions, by the Borrower, any Subsidiary Guarantor, or any Foreign Subsidiary which is owned directly by the Borrower or any Subsidiary Guarantor, of any assets constituting a business unit, so long as (i) in each case, (A) no Default or Event of Default has occurred and is continuing either before or immediately after giving effect to any such acquisition, (B) Holdings shall be in pro forma compliance with the covenants contained in subsection 8.1 after giving effect to any such acquisition, and (C) after giving effect to any such acquisition, the sum of the acquisitions pursuant to this subsection 8.10(f) and Investments pursuant to the provisos of subsection 8.10(d) and subsection 8.10(g) shall not exceed $200,000,000, (ii) with respect to any acquisition of any Person, the Person to be acquired shall be in substantially the same line of business as the Borrower and (iii) the requirements of subsection 7.9 shall be satisfied with respect to such acquisition (after giving effect thereto);

      (g) Investments in any Joint Venture or in any Foreign Subsidiary which Foreign Subsidiary is not directly owned by the Borrower or a Subsidiary Guarantor (including Investments in the nature of sales and transfers of assets for less than fair market value and assumptions or guarantees of Indebtedness), so long as (i) no Default or Event of Default has occurred and is continuing either before or immediately after giving effect to any such Investment, (ii) Holdings shall be in pro forma compliance with the covenants contained in subsection 8.1 after giving effect to any such

  Investment, (iii) the aggregate amount of Investments pursuant to this subsection 8.10(g) does not exceed $100,000,000 (provided, that such $100,000,000 basket may be replenished (up to the original available amount of $100,000,000) on a dollar-for-dollar basis with cash received by the Borrower or any Subsidiary from any Joint Venture or any Foreign Subsidiary, which Foreign Subsidiary is not directly owned by the Borrower or a Subsidiary Guarantor, and, in each case, which was invested in pursuant to this Section 8.10(g) to the extent cash is used to repay Revolving Credit Loans pursuant to subsection 4.1), (iv) once the aggregate amount of Investments under this subsection 8.10(g) exceeds $50,000,000, on the date of any such Investment, the Consolidated Leverage Ratio (calculated on a pro forma basis) of Holdings and its consolidated Subsidiaries shall not exceed 2.75 to 1.00, and (v) after giving effect to any such Investment, and subject to the proviso in clause (iii) above, the sum of the Investments pursuant to the proviso of subsection 8.10(d), acquisitions pursuant to subsection 8.10(f) and Investments pursuant to this subsection 8.10(g) shall not exceed $200,000,000;

      (h) Investments comprised of capital contributions, loans or deferred purchase price (whether in the form of cash, a note or other assets) in any Receivables Subsidiary; provided, that the aggregate amount of such Investments comprising of equity in any Receivables Subsidiary shall not exceed 5% of the Receivables transferred to such Receivables Subsidiary; provided, further, that non-equity Investments in any Receivables Subsidiary shall be pledged to the Administrative Agent for the benefit of the Lenders;

      (i)  loans by the Borrower to members of its senior management in an aggregate principal amount not to exceed $2,000,000 at any time;

      (j)  Investments identified on Schedule 8.10, without giving effect to any additions thereto or replacements thereof;

      (k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

      (l)  Specified Hedge Agreements permitted hereunder;

      (m) debt securities acquired as partial consideration for a sale of assets permitted by Section 8.6; provided that the aggregate amount of such debt securities acquired during the term of this Agreement shall not exceed $10,000,000;

      (n) Investments resulting from or to effect Capital Expenditures permitted by Section 8.9; and

      (o) pledges or deposits made in the ordinary course of business consistent with past practice to secure obligations not considered Indebtedness.

    8.11  Limitation on Transactions with Affiliates.   Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business or, if not in the ordinary course of business, the terms of which are set forth in writing and the board of directors of the Borrower or such Subsidiary, as the case may be, has determined in good faith that such transaction meets the applicable criteria set forth in clause (c) below, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, provided, that the foregoing restriction shall not prohibit (i) payment of reasonable fees, expenses and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of Holdings, the Borrower and its Subsidiaries, (ii) any payment or other transaction pursuant to any tax sharing agreement,

(iii) payments permitted under subsection 8.8 or subsection 8.10, (iv) the Indebtedness permitted pursuant to subsection 8.2(b), (v) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) any issuance of securities in connection with employment arrangements, stock options and stock ownership plans of the Borrower entered into in the ordinary course of business, (vii) any Permitted Securitization Transaction, and (viii) any other agreement as in effect on the Closing Date and as set forth on Schedule 8.11, or any transaction contemplated thereby, or any amendment thereto or any replacement agreement thereof, so long as such amendment or replacement agreement is not more disadvantageous to the Loan Parties or the Lenders in any material respect than the original agreement as in effect on the Closing Date. .

    8.12  Limitation on Sales and Leasebacks.   Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a "Sale/Leaseback Transaction"), other than Sale/Leaseback Transactions the Asset Sales with respect to which are permitted under subsection 8.6(g).

    8.13  Limitation on Changes in Fiscal Year.   Change the fiscal year of Holdings; provided that Holdings may change the basis of its fiscal year from 52/53 weeks to a calendar year.

    8.14  Limitation on Certain Clauses.   Enter into with any Person any agreement, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or which prohibits or limits loans or dividends by Subsidiaries to the Borrower, other than (a) this Agreement, (b) any industrial revenue or development financings, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby or securing any such financing, mortgage or Lease) or other Liens permitted by subsection 8.3 (in which case any prohibition or limitations may only be effective against the assets subject to such Liens), or (c) any other Contractual Obligation permitted by this Agreement (provided that any prohibition of the type limited by this subsection contained in any such Contractual Obligation may be effective only against the rights of the Borrower or its Subsidiary in the contract or agreement relating to such Contractual Obligation and the assets subject thereto).

    8.15  Limitation on Lines of Business.   Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (including the manufacture and distribution of ceramic tile and related products and the distribution of home furnishing, construction and renovation products connected to ceramic tile and related products) or any Related Business.

    8.16  Amendments to Permitted Securitization Transaction.   Amend, modify or change any of the terms of any Permitted Securitization Transaction (other than by any amendment, modification, change, supplement or waiver which (a) would extend the maturity thereof or, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), change the fees payable with respect thereto, (b) does not adversely affect in any material respect the interests of the Administrative Agent or the Lenders hereunder or under the Loan Documents or (c) is of a technical or clarifying nature).

    8.17  Limitation on Optional Payments and Modifications of Debt Instruments.   (a) Make any optional payment or prepayment on or redemption or purchase of any Subordinated Debt, (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Subordinated Debt (other than any such amendment, modification or change which would extend the maturity, shorten the maturity to a date not prior to October 31, 2007 or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or which would make the covenants applicable thereto less restrictive on the Borrower and its Subsidiaries), or (c) amend the subordination provisions of the Subordinated Debt without obtaining the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

SECTION 9. NEGATIVE COVENANTS OF HOLDINGS

    Holdings agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document or any Letter of Credit remains outstanding, Holdings shall not, unless the Required Lenders shall otherwise agree in writing:

    9.1  Limitation on Holdings' Activities.   Create, incur, assume or suffer to exist any Indebtedness, Lien or Guarantee Obligation, or make any Investments, loans or advances to any Person, or purchase any material assets, or conduct, transact or otherwise engage, or commit to transact, conduct or otherwise engage, in any business or operations other than (i) transactions contemplated in connection with the consummation of the Merger, (ii) the ownership of the Capital Stock of the Borrower, and the exercise of rights and performance of obligations in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of, (A) this Agreement, (B) contracts and agreements with or for the benefit of officers, directors and employees of Holdings or any Subsidiary thereof relating to their employment or directorships, (C) insurance policies and related contracts and agreements, (D) a Permitted Securitization Transaction and (E) equity subscription agreements, registration rights agreements, warrant agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (iv) transactions which would be permitted for the Borrower pursuant to subsections 8.2, 8.3, 8.4, 8.6 and 8.10, provided that (A) the qualitative and quantitative limitations described in those subsections shall apply to Holdings, and (B) each such transaction shall reduce the amount permitted for the Borrower under each such subsection, (v) the offering, issuance and sale of its equity securities to the extent such offering, issuance or sale does not constitute a Default or Event of Default under subsection 11(j), (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under and compliance with its federal, state or other securities laws, (vii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (viii) the performance of contractual obligations in existence on the date hereof or otherwise permitted hereunder, (ix) the incurrence and payment of its business expenses and any taxes for which it may be liable and (x) other activities necessarily incidental to the foregoing.

    9.2  Restricted Payments.   Use any amount received by it pursuant to subsection 8.8 from the Borrower or any of its Subsidiaries for any purpose other than as set forth in such subsection.

    9.3  Equity Net Proceeds.   Fail to contribute the Net Proceeds of any issuance of Common Stock by Holdings subsequent to the Closing Date to the Borrower (or to a Person if Holdings' investment therein is permitted under subsection 9.1) within five Business Days of the receipt of such Net Proceeds.

    9.4  Dividends.   Declare or pay any dividend (other than dividends payable solely in Common Stock or other Capital Stock of Holdings) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of Capital Stock of Holdings, or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any of its Subsidiaries, except as contemplated by clause (d) of subsection 8.8.

SECTION 10. GUARANTEE

    10.1  Guarantee.   (a) To induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make the Extensions of Credit provided for herein to the Borrower, Holdings hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders (and the Lender Affiliates party to the Specified Hedge Agreements) and their respective successors, permitted transferees and permitted assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Holdings further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Holdings under this Section 10. This Guarantee shall remain in full force and effect until the Obligations (other than the Obligations with respect to any Specified Hedge Agreement) are paid in full, the Commitments are terminated and no Letter of Credit is outstanding or not fully collateralized on terms satisfactory to the Administrative Agent, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

    (b) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings under this Section 10 which shall, notwithstanding any such payment or payments, remain in full force and effect until the Obligations (other than the Obligations with respect to any Specified Hedge Agreements) are paid in full, the Commitments are terminated and no Letter of Credit is outstanding or not fully collateralized on terms satisfactory to the Administrative Agent. Holdings agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) on account of its liability under this Section 10, it will notify the Administrative Agent and such Lender (or such Lender Affiliate) in writing that such payment is made under this Section 10 for such purpose.

    10.2  No Subrogation, Contribution, Reimbursement or Indemnity.   Notwithstanding anything to the contrary in this Section 10, Holdings shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) for the payment of the Obligations, nor shall Holdings seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by Holdings hereunder, until all amounts owing to the Administrative Agent and the Lenders (and the Lender Affiliates party to the Specified Hedge Agreements) by the Borrower on account of the Obligations (other than the Obligations with respect to any Specified Hedge Agreement) are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding or not fully collateralized on terms satisfactory to the Administrative Agent. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the Obligations (other than the Obligations with respect to any Specified Hedge Agreement) shall not have been paid in full, the Commitments shall not have been terminated or a Letter of Credit remains outstanding, such amount shall be held by Holdings in trust for the Administrative Agent and the Lenders (and the Lender Affiliates party to the Specified Hedge Agreements), segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this subsection shall survive the termination of the guarantee contained in this Section 10 and the payment in full of the Obligations (other than the Obligations with respect to any Specified Hedge Agreement), the termination of the Commitments and the cancellation, revocation or termination of all outstanding Letters of Credit.

    10.3  Amendments, etc.   with respect to the Obligations; Waiver of Rights. Holdings shall remain obligated hereunder notwithstanding that, without any reservation of rights against Holdings, and without notice to or further assent by Holdings, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) may be rescinded by the Administrative Agent or such Lender (or such Lender Affiliate), and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement), and this Agreement, the other Loan Documents, any Specified Hedge Agreement and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) or such Lender or Lender Affiliate may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto. When making any demand hereunder against Holdings, the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve Holdings of its obligations or liabilities under this Section 10, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) against Holdings. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

    10.4  Guarantee Absolute and Unconditional.   Holdings waives, to the fullest extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower or Holdings, on the one hand, and the Administrative Agent and the Lenders (and the Lender Affiliates party to the Specified Hedge Agreements), on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Holdings waives, to the fullest extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or Holdings with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any Note, any other Loan Document, any Specified Hedge Agreement, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement), (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) or (c) any other circumstance whatsoever (other than payment or other satisfaction in full) (with or without notice to or knowledge of the Borrower or Holdings) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of Holdings under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Holdings, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such guarantee or right of offset, shall not relieve Holdings of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender (or any Lender Affiliate party to any Specified Hedge Agreement) against Holdings. The guarantee contained in this Section 10 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Holdings and its successors, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, permitted transferees and permitted assigns, until all the Obligations (other than the Obligations with respect o the Specified Hedge Agreements) and the obligations of Holdings under this Guarantee shall have been satisfied by payment in full, the Commitments shall be terminated and no Letter of Credit shall remain outstanding, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

    10.5  Reinstatement.   The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

    10.6  Payments.   Holdings hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017.

SECTION 11. EVENTS OF DEFAULT

    If any of the following events shall occur and be continuing:

    (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

    (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

    (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 7.9, Section 8 or Section 9; or

    (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of Holdings becomes aware of such default or (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

    (e) Holdings, the Borrower or any its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 60 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, as the case may be, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $5,000,000; or (ii) default in the observance or performance of any other agreement or condition to be observed or performed by such Person relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or the full amount of such Guarantee Obligation to become payable, provided, however, that, a default, event or condition described in this subsection 11(e)(ii) shall not constitute an Event of Default under this subsection 11(e) unless, at the time of such default, event or condition, defaults, events or conditions of the type described in this subsection 11(e)(ii) shall have occurred and are continuing with respect to Indebtedness and Guarantee Obligations the aggregate amount of which exceeds $5,000,000; or

    (f)  (i) The Borrower or any of its Significant Subsidiaries or Holdings shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries or Holdings shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries or Holdings any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries or Holdings any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries or Holdings shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries or Holdings shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

    (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single

Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other similar event or condition shall occur or exist with respect to a Plan that could result in a liability (other than in the ordinary course), and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is reasonably likely to have a Material Adverse Effect; or

    (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

    (i)  Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

    (j)  (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

    (k) Any "Termination Event" under a Permitted Securitization Transaction or any similar such event or occurrence as defined in the documentation relating to a Permitted Securitization Transaction, or any event or circumstance entitling the Persons purchasing, or financing the purchase of, Receivables under a Permitted Securitization Transaction to stop so purchasing or financing (other than by reason of the occurrence of the stated expiry date of such Permitted Securitization Transaction or any termination of such Permitted Securitization Transaction in compliance with Section 7.10), provided that any notices or cure periods that are conditions to the rights of such Persons to stop purchasing, or financing the purchase of, such Receivables have been given or have expired, as the case may be; or

    (l)  A Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii) or (iii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments (including the Swing Line Commitment) shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments (including the Swing Line Commitment) to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

    With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

SECTION 12. THE ADMINISTRATIVE AGENT

    12.1  Appointment.   Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

    12.2  Delegation of Duties.   The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

    12.3  Exculpatory Provisions.   Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

    12.4  Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other Lenders as shall be required by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other Lenders as shall be required by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

    12.5  Notice of Default.   The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or Holdings referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other Lenders as shall be required by this Agreement, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

    12.6  Non-Reliance on Administrative Agent and Other Lenders.   Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

    12.7  Indemnification.   The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

    12.8  Administrative Agent in Its Individual Capacity.   The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

    12.9  Successor Administrative Agent.   The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the approval of the Borrower (which approval shall not be unreasonably withheld), or shall appoint as a successor agent a financial institution which is not a Lender and which is reasonably acceptable to the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

    12.10  Issuing Bank; Swing Line Lender.   The provisions of this Section 12 (other than subsection 12.9) shall apply to the Issuing Banks and the Swing Line Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

    12.11  Annual Administration Fee.   The Borrower shall pay to the Administrative Agent an annual administration fee (the "Annual Administration Fee") on the Closing Date and annually in advance on each anniversary thereof prior to the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Commitments shall terminate pursuant to Section 11) and the payment in full of all Obligations. The Annual Administration Fee payable on the Closing Date shall be in an amount equal to $50,000 and the Annual Administration Fee payable on each anniversary of the Closing Date in accordance with the immediately preceding sentence shall be in an amount equal to $50,000.

SECTION 13. MISCELLANEOUS

    13.1  Amendments and Waivers.   Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and each Loan Party which is a party to the relevant Loan Documents written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences, provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan made by any Lender or of any installment thereof, or reduce the stated rate of any interest thereon or reduce the fees or any other amounts payable hereunder to any Lender or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each such Lender directly affected thereby, (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by any Loan Party (except any Subsidiary Guarantor to any other Subsidiary Guarantor or the Borrower) of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Guarantees or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders (except that in connection with the Merger, the release of the capital stock of the Borrower shall not require the consent of the Lenders and except as provided in subsection 8.6), (iii) amend, modify or waive subsection 4.1(c) without the written consent of the Required Term Loan Lenders or reduce the percentage in the definition of Required Term Loan Lenders without the consent of all the Term Loan Lenders, (iv) amend, modify or waive any provision of Section 3 without the prior written consent of the Required Revolving Credit Lenders and each Issuing Bank or reduce the percentage in the definition of Required Revolving Credit Lenders or amend, modify or waive the penultimate sentence of subsection 4.7(c) without the consent of all the Revolving Credit Lenders and the Issuing Banks or (v) amend, modify or waive any provision of Section 12 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

    13.2  Notices.   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in

Schedule 1.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Dal-Tile International Inc. 7834 C.F. Hawn Freeway P.O. Box 170130 Dallas, Texas 75217 Attention: Mr. Scott R. Veldman Telecopy: (214) 309-4390
The Borrower:	Dal-Tile Group Inc. 7834 C.F. Hawn Freeway P.O. Box 170130 Dallas, Texas 75217 Attention: Mr. Scott R. Veldman Telecopy: (214) 309-4390
with a copy to:	Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004-1980 Attention: Ms. Jean Hanson Telecopy: (212) 859-4000
The Administrative Agent:	The Chase Manhattan Bank 2200 Ross Avenue Dallas, Texas 75201 Attention: Allen King Telecopy: (214) 965-2705
with a copy to:	The Chase Manhattan Bank Agent Bank Services 140 East 45th Street, 29th Floor New York, New York 10017 Attention: Muniram Appanna Telecopy: (212) 552-2261

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 3.2, 3.4, 3.7 or 3.11 shall not be effective until received.

    13.3  No Waiver; Cumulative Remedies.   No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    13.4  Survival of Representations and Warranties.   All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

    13.5  Payment of Expenses and Taxes.   The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel in lieu of the fees and expenses of outside counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates and their respective officers, directors, employees, advisors and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Merger or the use of the proceeds of the Loans, and any other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as the case may be, or (ii) legal proceedings commenced against the Administrative Agent or any such Lender, as the case may be, by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

    13.6  Successors and Assigns; Participations and Assignments.   (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, Holdings, the Lenders, the Administrative Agent and their respective successors and assigns, except that neither the Borrower nor Holdings may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each

Lender and any assignment or transfer by any Lender of its rights or obligations under this Agreement or any Loan Document must be made in compliance with this subsection 13.6 (and any purported assignment in violation of this subsection shall be null and void).

    (b) Any Lender other than any Conduit Lender may, in the ordinary course of its lending or investment business and in accordance with applicable law, at any time sell to one or more financial institutions or other entities ("Loan Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Loan Participant, (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan, Commitment or other interest for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and (v) no Loan Participant under any participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except with respect to the matters described in clauses (i) and (ii) of the proviso to the second sentence of subsection 13.1. The Borrower agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Loan Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 13.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Loan Participant shall be entitled to the benefits of subsections 4.9, 4.10 and 4.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender, provided that, in the case of subsection 4.10 such Loan Participant shall have complied with the requirements of said subsection and provided, further, that no Loan Participant shall (i) be required, on or before the date it becomes a Loan Participant or thereafter, to deliver to the selling Lender the forms required in subsection 4.10, or (ii) be entitled to receive in respect of the amount of its participation any greater amount pursuant to subsection 4.10 (or any other subsection) than the transferor Lender would have been entitled to receive in respect of the amount of the participation it transferred to such Loan Participant if no such transfer had occurred.

    (c) Any Lender other than any Conduit Lender may, in the ordinary course of its lending or investment business and in accordance with applicable law, at any time and from time to time assign to any other Lender or any Lender Affiliate or, with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H, executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank, financial institution or other entity, the sum of the aggregate principal amount of Loans, the aggregate amount of L/C Obligations, the aggregate Swing Line Participation Amounts and the aggregate amount of unused Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of Loans, the aggregate amount of L/C Obligations, the aggregate Swing Line Participation Amounts and the aggregate amount of the unused

Commitments remaining with the assigning Lender are each not less than $5,000,000 (or $1,000,000 in the case of Term Loans) (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent). For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs when any of the events described in subsection 11(f) shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 13.6(c). An Assignor's rights under Section 13.5 shall survive the assignment of its Commitments, L/C Obligations, Swing Line Participation Amounts and Loans.

    (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) together with, except in the case of an assignment pursuant to subsection 4.13, payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

    (f)  The Borrower authorizes each Lender to disclose to any Loan Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 13.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Holdings or the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Holdings or the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

    (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law, provided, that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 13.6.

    (h) Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

    13.7  Adjustments; Set-off.   (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 11(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans and/or participating interests in any Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

    (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

    13.8  Counterparts.   This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

    13.9  Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    13.10  Integration.   This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

    13.11  GOVERNING LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

    13.12  Submission To Jurisdiction; Waivers.   The Borrower and Holdings hereby irrevocably and unconditionally:

      (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

      (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

      (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or Holdings at its address set forth in subsection 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

      (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

      (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

    13.13  Acknowledgements.   The Borrower hereby acknowledges that:

      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

      (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

      (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

    13.14  WAIVERS OF JURY TRIAL.   THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

    13.15  Confidentiality.   Each Lender agrees to keep confidential (and to cause its employees, officers, directors, agents, attorneys, accountants and other professional advisors to keep confidential) all non-public information provided to it by the Borrower or any Loan Party pursuant to or in connection with this Agreement or any other Loan Documents designated as such by the Borrower or such other Loan Party, provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender or any Lender Affiliate, (ii) to any Transferee or prospective Transferee which agrees to comply with the provisions of this subsection, (iii) on a need-to-know basis to its employees, directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) upon the request or demand of any Governmental Authority (including, without limitation, the National Association of Insurance Commissioners) having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement or (vii) in connection with the exercise of any remedy hereunder or under any of the other Loan Documents.

    13.16  Usury Savings Clause.   It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, any Notes, any of the other Loan Documents or any other document related hereto or thereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement, any Notes, any of the other Loan Documents or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if form any such circumstances the Administrative Agent and the Lenders shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, any Notes, any of the other Loan Documents or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Loans or on account of any other indebtedness of the Borrower, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of the Borrower to the Administrative Agent and the Lenders, under any specified contingency, exceeds the Highest Lawful Rate (as hereinafter defined), the Borrower, the Administrative Agent and the Lenders shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

    To the extent that the Texas Finance Code is relevant to the Administrative Agent and the Lenders for the purpose of determining the Highest Lawful Rate, the Administrative Agent and the Lenders hereby elect to determine the applicable rate ceiling under such Code by the indicated (weekly) rate ceiling form time to time in effect. Nothing set forth in this subsection 13.16 is intended to or shall limit the effect or operation of subsection 13.11.

    For purposes of this subsection 13.16, "Highest Lawful Rate" shall mean the maximum rate of nonusurious interest that may be contracted for, taken, reserved or received on the Loans under laws applicable to the Administrative Agent and the Lenders.

    13.17  Release of Collateral.   (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with subsections 7.10 or 13.1 or (ii) under the circumstances described in paragraph (b) below. Without limiting the generality of the foregoing, the Administrative Agent is authorized to enter into non-disturbance or similar agreements in connection with any lease of Mortgaged Property entered into by the Borrower or any of its Subsidiaries as landlord.

    (b) On the first date after the Closing Date on which the Borrower has Index Debt of BBB- or higher from S&P and Baa3 or higher from Moody's, in each case on stable watch or the equivalent, the Collateral (other than the Capital Stock of the Borrower and each of its Domestic Subsidiaries, whether direct or indirect, and 65% of the Capital Stock of direct Foreign Subsidiaries of the Borrower or any Domestic Subsidiary) shall automatically be released from the Liens created by the Security Documents (it being understood that the Guarantees shall nevertheless remain in effect), provided, that if at any time thereafter the Index Debt is rated BBB- (with a negative outlook or the equivalent) or lower by S&P or Baa3 (with a negative outlook or the equivalent) or lower by Moody's in each case for a period of six months, the Obligations under this Agreement and the other Loan Documents shall be secured by the Collateral and the Borrower shall and shall cause each of its Subsidiaries as soon as practicable (but in any event no later than 30 days after the expiration of such six month period) and, at its own expense, to consummate any and all actions necessary or advisable in the reasonable discretion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral (subject in the case of all Collateral, other than the pledged Capital Stock, to Liens permitted under subsection 8.3).

    13.18  Effect of Agreement.   Holdings, the Borrower, the Administrative Agent and the Lenders hereto which are parties to the Existing Credit Agreement hereby agree that (i) the Existing Credit Agreement is amended to provide for the facilities set forth in Section 2 and Section 3 herein and (ii) that immediately following the repayment of the Term Loans (as defined in the Existing Credit Agreement) and the Revolving Credit Loans (as defined in the Existing Credit Agreement), the Term Loan Commitments and the Revolving Credit Commitments (each as defined in the Existing Credit Agreement) shall be terminated and the Existing Credit Agreement shall be and hereby is amended and restated on the terms and conditions set forth herein. This Agreement is intended to amend and restate the Existing Credit Agreement and shall be construed and enforced to give effect to such intention, provided that each of the parties hereto agrees that this Agreement shall be effective and enforceable against each of them in accordance with its terms whether or not construed as or constituting an amendment and restatement of the Existing Agreement. This Agreement shall not be deemed a novation and any new Notes executed and delivered by the Borrower under the terms of this Agreement shall be deemed to amend and restate the existing Notes.

[Remainder of page left blank intentionally; Signature page to follow.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Annex A

PRICING GRID

Leverage Ratio Level	Commitment Fee Rate	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans

Leverage Ratio Level I	50 basis points	212.5 basis points	112.5 basis points

Leverage Ratio Level II	50 basis points	178.5 basis points	78.5 basis points

Leverage Ratio Level III	37.5 basis points	162.5 basis points	62.5 basis points

Leverage Ratio Level IV	37.5 basis points	137.5 basis points	37.5 basis points

Leverage Ratio Level V	25 basis points	112.5 basis points	12.5 basis points

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DAL-TILE INTERNATIONAL INC., as Holdings
By:	/s/ MARK A. SOLLS Name: Mark A. Solls Title: Vice President
DAL-TILE GROUP INC., as the Borrower
By:	/s/ MARK A. SOLLS Name: Mark A. Solls Title: Vice President
THE CHASE MANHATTAN BANK, as Administrative Agent and as a Lender
By:	/s/ ALLEN K. KING Name: Allen K. King Title: Vice President
BANK OF AMERICA, N.A., as Syndication Agent and as a Lender
By:	/s/ STEVEN A. MACKENZIE Name: Steven A. Mackenzie Title: Vice President
CREDIT LYONNAIS NEW YORK BRANCH, as a Co-Documentation Agent and as a Lender
By:	/s/ ATTILA KOC Name: Attila Koc Title: Senior Vice President

FIRST UNION NATIONAL BANK, as a Co-Documentation Agent and as a Lender
By:	/s/ DAVID J.C. SILANDER Name: David J.C. Silander Title: Vice President
ALLIED IRISH BANKS, P.L.C., as a Lender
By:	/s/ WILLIAM J. STRICKLAND Name: William J. Strickland Title: President and CEO
By:	/s/ GERMAINE REUSCH Name: Germaine Reusch Title: Vice President
BANK LEUMI USA, as a Lender
By:	/s/ ALIZ SADAN Name: Aliz Sadan Title: Assistant Treasurer
BANK ONE, NA, as a Lender
By:	/s/ KATHY TURNER Name: Kathy Turner Title: Director
BNP PARIBAS, as a Lender
By:	/s/ JEFF TEBEAUX Name: Jeff Tebeaux Title: Associate
By:	/s/ LLOYD G. COX Name: Lloyd G. Cox Title: Managing Director

CREDIT SUISSE FIRST BOSTON, as a Lender
By:	/s/ KRISTIN LEPRI Name: Kristin Lepri Title: Assistant Vice President
By:	/s/ BILL O'DALY Name: Bill O'Daly Title: Vice President
SUNTRUST BANK, as a Lender
By:	/s/ BRADLEY J. STAPLES Name: Bradey J. Staples Title: Director
THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ A.S. NORSWORTHY Name: A.S. Norsworthy Title: Sr. Team Leader-Loan Operations
THE FUJI BANK, LIMITED, A MEMBER OF THE MIZUHO FINANCIAL GROUP, AS CO-DOCUMENTATION AGENT, as a Lender
By:	/s/ NOBUKI KOIKE Name: Nobuki Koike Title: Senior Vice President
THE INDUSTRIAL BANK OF JAPAN, LIMITED NEW YORK BRANCH, A MEMBER OF THE MIZUHO FINANCIAL GROUP, AS CO-DOCUMENTATION AGENT, as a Lender
By:	/s/ MICHAEL N. OAKES Name: Michael N. Oakes Title: Senior Vice President, Houston Office